[CURIAN CAPITAL LOGO]
MEMORANDUM
TO:	Alberto H. Zapata Senior Counsel U. S. Securities and Exchange Commission
FROM:	Susan S. Rhee Senior Vice President & General Counsel Jackson National Asset Management, LLC
DATE:	January 13, 2012
SUBJECT:	Response to Comments to Form N-1A for Curian Variable Series Trust (“CVST” or “Registrant”) File Nos: 333-177369 and 811-22613

This memorandum addresses the U.S. Securities and Exchange Commission staff’s (“Commission” and “Commission Staff”, as appropriate) comments received via U.S. mail dated December 19, 2011 to CVST’s filing on Form N1-A.

The comments are repeated below in italics, with responses immediately following. We have also included the revised pages from the prospectus, as applicable.

1.	General Comments

a.
Although the funds in the Curian Variable Series Trust (Trust) may not rely on the delivery procedures provided in Rule 14a-16 under the Securities Exchange Act of 1934, please supplementally confirm that the Trust will post its proxy materials on the Internet as required by the rule.  See Shareholder Choice Regarding Proxy Materials, Investment Company Act Release No. 27911; Rel. 34-56135; File No. S7-03-07 (August 1, 2007).  See also, Internet Availability of Proxy Materials, Rel. No. IC-27671; File NO. S7-10-05 (Jan. 22, 2007) available at http://www.sec.gov/rules/final/2007/34-55146.pdf.

RESPONSE:    Registrant is not aware of any requirement under Form N-1A or the annual update process that gives rise to this provision of the “proxy rules” or to its inclusion as a comment on updating a registration statement.  Notwithstanding, the Trust is accommodating your request and confirming that if the Funds solicit shareholders, the funds of the Trust will post their proxy materials on the internet as required by Rule 14a-16.

b.	If the registrant intends to distribute any summary prospectus, please include legend required by Rule 498(b(1)(v) at the beginning of each summary prospectus. See 17 C.F.R. sec. 230. 498(b)(1)(v).

RESPONSE: The Registrant intends to utilize the summary prospectus.  Therefore, the Registrant will add the following legend to the beginning of each Fund description in such summary prospectus.

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

c.
The last sentence of footnote two of the expense table in each summary prospectus referencing “Acquired Fund Fees and Expenses” is not clear.  For all funds in the trust, please put this sentence into plain English.

RESPONSE: The Registrant has deleted the footnote in the prospectus and replaced it with the following:

Because the Fund invests in Underlying Funds, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying Funds in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying Funds during the Fund’s initial fiscal year.  The Fund’s investment in Underlying Funds may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

d.	For each summary prospectus, consider re-writing for clarity the last sentence of “Principal Investment Strategies” including the “Asset Classes” table.

RESPONSE: The Registrant has deleted the last sentence and added the underscored language below to the first paragraph of the section titled “Principal Investment Strategies” for each to clarify the statement (the below change is for the Curian Guidance- Maximize Income Fund and serves as an example for the ease of the Staff).

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in shares of a diversified group of Underlying Funds.  The Fund allocates its assets to Underlying Funds that invest primarily in fixed-income and other income-oriented securities.  The Underlying Funds in which the Fund may invest each are a separate series of the Curian Variable Series Trust or the JNL Series Trust.  Not all Funds of the Curian Variable Series Trust and the JNL Series Trust are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.  ~~The following is a list of examples of asset classes that Underlying Funds may be categorized as:~~The asset classes and strategies of the Underlying Funds are as follows:

e.
“Risk Control Asset Allocation,” “Global Tactical Asset Allocation (GTAA),” and “Risk Parity” are portfolio allocation strategies not asset classes.  Please delete or provide alternative asset classes for these allocation strategies in all tables of asset classes contained in the summary prospectuses.

RESPONSE: As stated in response 1(d), the Registrant has deleted the last sentence in the section titled “Principal Investment Strategies” and added the underscored language to the first paragraph of that section to clarify the statement.  Additionally, the Registrant has modified the title of the table to “Asset Classes and Strategies” for all Funds.

f.
For the portfolios that list “risk control” as a secondary investment objective, please explain what this term means.  Please also explain to the staff how that can be an objective given the asset classes in which the underlying funds will be investing, e.g.; emerging markets debt and high yield.

RESPONSE: The Curian Guidance Funds that contain “risk control” or “modest volatility control” as secondary objectives seek to achieve these objectives through allocations to  Curian Dynamic Risk Advantage Funds as Underlying Funds.  On further reflection, we have determined that it would be more appropriate to remove “risk control” and “modest volatility control” as secondary objectives from each of the Curian Guidance Funds that include this language and instead add the following language to the descriptions of each of the Curian Dynamic Risk Advantage Funds:  “The Fund also seeks to control risk through diversification, and systematically increasing allocations to cash equivalents during periods of capital market declines.”

A more detailed description of the algorithm that is used by the Dynamic Risk Advantage Funds to seek to control risk is described in the body of the prospectus of each Dynamic Risk Advantage Fund under “Principal Investment Strategies.”

g.
“Underlying Funds” are defined in the investment objectives of the first nine fund summaries.  Please “Underlying ETFs” in the investment objectives section of the fund summaries for the funds using underlying ETFs.

RESPONSE: Agreed. For each applicable Fund, the Registrant has added disclosure to each such Fund’s investment objective to include “Underlying ETFs” as a defined term in the section entitled “Investment Objective.”

h.	For all fee tables in the summary prospectuses showing a “Less Waiver/Reimbursement” line item, show all corresponding fee percentages as negative numbers.

RESPONSE:  The Registrant has updated the applicable fee tables to reflect the “Less Waiver/Reimbursement” line item as a negative number.

i.
Please confirm supplementally that Curian Tactical Advantage 35 Fund, Curian Tactical Advantage 60 Fund, Curian Tactical Advantage 75 Fund, Curian Dynamic Risk Advantage – Income Fund, and Curian/American Funds Growth Fund are the only funds of the Trust receiving waivers of a portion of management fees.

RESPONSE: The Registrant confirms that the Curian Tactical Advantage 35 Fund, Curian Tactical Advantage 60 Fund, Curian Tactical Advantage 75 Fund, Curian Dynamic Risk Advantage – Income Fund, and Curian/American Funds Growth Fund are the only funds of the Trust receiving waivers of a portion of management fees.

j.
For all funds that have no acquired fund fees and expenses line, please confirm supplementally that none of those funds have any acquired fund fees and expenses in excess of one basis point as per Item 3, Instruction 3(f)(i) of Form N-1A.

RESPONSE: The Registrant confirms that for all Funds that have no acquired fund fees and expenses line, those Funds do not have any acquired fund fees and expenses.

k.
Curian Dynamic Risk Advantage – Diversified Fund (p. 33), Curian Dynamic Risk Advantage – Aggressive Fund (p. 37), Curian/AQR Risk Parity Fund (p. 53), and Curian/Invesco Balanced-Risk Commodities Fund (p. 61) each have Cayman Island subsidiaries.  The staff requires certain disclosure and representations concerning these types of subsidiaries.  For example, if the Fund’s adviser also acts as adviser to the subsidiary, the Fund’s board needs to approve the advisory agreement with the subsidiary consistent with section 15 of the Investment Company Act (“Act”).  The subsidiary’s board of directors also should be structured in compliance with section 16 of the Act, and the policies of the subsidiary should be disclosed as required by section 8(b) of the Act.  Please confirm supplementally that these requirements have been met.  Please also confirm that each fund has: (1) provided audited financials for its subsidiary, separate from those of the fund; (2) consented to service of process on its subsidiary and examinations of the subsidiary’s books and records; and (3) will have its subsidiary’s board execute the fund’s post-effective amendments.

RESPONSE: The Cayman Subsidiaries (the “Subsidiaries”) will not comply with Sections 15 and 16 of the 1940 Act.  Since the Subsidiaries are not subject to the 1940 Act, they are not required to do so.  To avoid additional complexity and expense, the President and Chief Financial Officer of the Trust will serve as the Board of Directors of the Subsidiaries.  Despite this structure, we do not consider that any investor protections will be compromised.  The Subsidiaries will be wholly-owned by the Curian Dynamic Risk Advantage – Diversified Fund, Curian Dynamic Risk Advantage – Aggressive Fund, Curian/AQR Risk Parity Fund, and Curian/Invesco Balanced-Risk Commodities Fund, respectively, and each will be under the complete control of the corresponding Fund, as its sole shareholder.  The Subsidiaries will not be able to take any extraordinary action without the approval of these Funds and the Board of the Trust, which will oversee the operations of the Subsidiaries.  The Directors of the Subsidiaries are also officers of the Fund and are appointed by, and serve at the pleasure of, the Trust’s Board. The operations of the Subsidiaries will be subject to the review and oversight of the Funds’ Chief Compliance Officer and the Trust’s compliance policies and procedures, which are approved and reviewed by the Trust’s Board.  Independent Trustees currently comprise 75% of the Board.  Further, since the Subsidiaries will be wholly-owned by the Funds, the Subsidiaries are not an issuer of securities and this is not a hub and spoke, nor is it a 1940 Act registered entity.

There will be two Directors of each of the Cayman Subsidiaries.  Both Directors are currently signatories on behalf of the Trust to the Registration Statement as the President and Interested Trustee, and as Vice President, Chief Financial Officer (Principal Financial Officer) and Treasurer. In the interest of expediting effectiveness of the Registration Statement, their signatures will be separately provided as Directors of the Subsidiary. Therefore, the Directors of the subsidiary are executing the registration statement.

The financials of each Cayman Subsidiary will be consolidated with those of the respective Fund and the Funds’ financials are provided to the Board.

The Registrant confirms that the Board of the Trust will consent to service of process for each subsidiary prior to the use of the Cayman subsidiary and to the examination of the each subsidiary’s books and records.  The Registrant included a “Subsidiary risk” as a principal risk of investing in the Fund which discloses the risks associated with the subsidiary.

l.
The investment objective in the summary prospectus of the Curian/The Boston Company Equity and Income Fund includes total return which is defined as “(consisting of capital appreciation and income).”  See page 75.  Please add similar parenthetical descriptions to the summary prospectuses of other funds in the trust having total return as part of their investment objective:  Curian/AQR Risk Parity Fund, Curian/Franklin Templeton Natural Resources Fund, and Curian/Invesco Balanced-Risk Commodities Fund.

RESPONSE: For the Curian/AQR Risk Parity Fund and the Curian/Franklin Templeton Natural Resources Fund, the Registrant has added the above disclosure to the Fund’s investment objective in the section entitled “Investment Objective.”

For the Curian/Invesco Balanced-Risk Commodities Fund, the Registrant believes the investment objective is accurate as originally disclosed, as the Curian/Invesco Balanced-Risk Commodities Fund considers capital appreciation and income to be by-products of the investment objective and not part of the objective.

m.
The first 9 summaries, the fund of funds, list “underlying funds risk” in the principal risk section of the summaries and put as secondary risks – in the non-summary additional info (i.e., p. 96) – the risks of those underlying funds.  Item 4 of Form N-1A requires a summary of the principal risks of investing in the fund.  Please determine which of the risk of the underlying funds constitute principal risks of the fund that invests in them.

RESPONSE: The Registrant has moved the risks listed below from the section entitled “Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Risks)” to the section entitled “Principal Risks of Investing in the Fund” for each of the listed Funds.

Curian Guidance – Maximize Income Fund
•	Counterparty and settlement risk
•	Derivatives risk
•	Emerging markets risk
•	Foreign securities risk
•	Managed portfolio risk

Curian Guidance – Balanced Income Fund
•	Counterparty and settlement risk
•	Derivatives risk
•	Emerging markets risk
•	Equities securities risk
•	Foreign securities risk
•	Managed portfolio risk

Curian Guidance – Rising Income Fund
•	Counterparty and settlement risk
•	Derivatives risk
•	Foreign securities risk
•	Managed portfolio risk

Curian Guidance – Moderate Growth Fund
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Foreign securities risk
•	Managed portfolio risk

Curian Guidance – Maximum Growth Fund
•	Counterparty and settlement risk
•	Derivatives risk
•	Emerging markets risk
•	Foreign securities risk
•	Managed portfolio risk

Curian Guidance – Tactical Moderate Growth Fund
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Equity securities risk
•	Foreign securities risk
•	Index investing risk
•	Managed portfolio risk

Curian Guidance – Tactical Maximum Growth Fund
•	Commodity risk
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Equities securities risk
•	Foreign securities risk
•	Managed portfolio risk

Curian Guidance – Institutional Alt 65 Fund
•	Counterparty and settlement risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Foreign securities risk
•	Market risk

Curian Guidance – Institutional Alt 100 Fund
•	Counterparty and settlement risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Foreign securities risk
•	Market risk

The Registrant has also added the risks listed below to the section entitled “Principal Risks of Investing in the Fund” for each of the listed Funds.

Curian Guidance – Maximize Income Fund
•	Commodity risk
•	Equities securities risk
•	Liquidity risk

Curian Guidance – Balanced Income Fund
•	Commodity risk
•	Fixed income risk
•	Liquidity risk

Curian Guidance – Rising Income Fund
•	Commodity risk
•	Credit risk
•	Currency risk
•	Emerging markets risk
•	Fixed income risk
•	Liquidity risk

Curian Guidance – Moderate Growth Fund
•	Commodity risk
•	Fixed income risk
•	Liquidity risk

Curian Guidance – Maximum Growth Fund
•	Commodity risk
•	Credit risk
•	Currency risk
•	Fixed income risk
•	Liquidity risk

Curian Guidance – Tactical Moderate Growth Fund
•	Commodity risk
•	Fixed income risk
•	License termination risk
•	Liquidity risk

Curian Guidance – Tactical Maximum Growth Fund
•	Fixed income risk
•	Liquidity risk
•	Swaps
•	Small-capitalization investing risk

Curian Guidance – Institutional Alt 65 Fund
•	Commodity risk
•	Credit risk
•	Equities securities risk
•	Fixed income risk
•	Liquidity risk
•	Managed portfolio risk

Curian Guidance – Institutional Alt 100 Fund
•	Commodity risk
•	Credit risk
•	Equities securities risk
•	Fixed income risk
•	Liquidity risk
•	Managed portfolio risk
•	Swaps

n.
Please make conforming changes throughout the prospectus, as applicable.  Wherever a comment has applicability to several funds in the Trust, please identify the prospectus for each fund where a change was made in response to these comments.

RESPONSE: The Registrant has made conforming changes throughout the prospectus, as applicable. The marked version marks the places where a change was made.

2.	Summary Overview – Curian Guidance – Maximize Income Fund

Please describe more thoroughly or provide an alternative objective for “generation of competitive income” found in the summary investment objective on page 1.

RESPONSE: The Registrant has deleted the stricken word in the investment objective.  The investment objective now reads as follows:

The investment objective of the Curian Guidance – Maximize Income Fund (the “Fund”) is to seek the generation of ~~competitive~~ income through investment in other funds (the
“Underlying Funds”).  ~~Capital appreciation and risk control are secondary objectives.~~

3.	Summary Overview – Curian Guidance – Balanced Income Fund

Please describe more thoroughly or provide an alternative objective for “generation of competitive income” found in the summary investment objective on page 4.

RESPONSE: The Registrant has deleted the stricken word in the investment objective.  The investment objective now reads as follows:

The primary investment objective of the Curian Guidance – Balanced Income Fund (the “Fund”) is to seek a balance between the generation of ~~competitive~~ income and the long-term growth of capital through investment in other funds (the “Underlying Funds”). ~~Risk control is a secondary objective.~~

4.	Summary Overview – Curian Guidance – Rising Income Fund

Please describe more thoroughly in Plain English or provide an alternative objective for “a potentially rising stream of income” found in the summary investment objective on page 7.

RESPONSE:  The Registrant has added the underscored language in the investment objective.  The investment objective now reads as follows:

The investment objective of the Curian Guidance – Rising Income Fund (the “Fund”) is to seek a potentially rising stream of income by investing in a selection of companies with a multiple-year history of increasing their dividend payouts over the long-term with some risk control through investment in other funds (the “Underlying Funds”).  ~~Modest volatility control is a secondary objective.~~

5.	Summary Overview – Curian Guidance – Moderate Growth Fund

The Curian Guidance Moderate Growth Fund and the Curian Guidance Maximum Growth Fund have identical objectives, strategies, and risk disclosures.  Please amend the disclosure so that an investor can distinguish between the two funds.

RESPONSE: The Registrant has modified the investment objective for each Fund by adding the underscored language.  The investment objective for each Fund now reads as follows:

Curian Guidance – Moderate Growth Fund

The investment objective of the Curian Guidance – Moderate Growth Fund (the “Fund”) is to seek long-term growth of capital by investing in other funds (the “Underlying Funds”) that offer a broad array of stock, bond, and other asset classes and strategies.  ~~Modest volatility control is a secondary objective.~~

Curian Guidance – Maximum Growth Fund

The investment objective of the Curian Guidance – Maximum Growth Fund (the “Fund”) is to seek long-term growth of capital through an allocation in stocks and other asset classes and strategies through investment in other funds (the “Underlying Funds”).  ~~Modest volatility control is a secondary objective.~~

6.	Summary Overview – Curian Guidance – Tactical Moderate Growth Fund

The Curian Guidance Tactical Moderate Growth Fund and the Curian Guidance Tactical Maximum Growth Fund have identical objectives, strategies, and risk disclosures.  Please amend the disclosure so that an investor can distinguish between the two funds.

RESPONSE: The Registrant has modified the investment objective for each Fund by adding the underscored language.  The investment objective for each Fund now reads as follows:

Curian Guidance – Tactical Moderate Growth Fund

The investment objective of the Curian Guidance – Tactical Moderate Growth Fund (the “Fund”) is to seek long-term growth of capital through a broad and flexible allocation of stocks, bonds and other asset classes and strategies through investment in other funds (the “Underlying Funds”).  ~~Risk control is a secondary objective.~~

Curian Guidance – Tactical Maximum Growth Fund

The investment objective of the Curian Guidance – Tactical Maximum Growth Fund (the “Fund”) is to seek long-term growth of capital through a flexible, and potentially concentrated, allocation in stocks, bonds, and other asset classes and strategies through investment in other funds (the “Underlying Funds”).  ~~Risk control is a secondary objective.~~

7.	Summary Overview – Curian Guidance – Institutional Alt 65 Fund

Please correct typographical error in the paragraph following the asset classes table in referencing market conditions on page 20.

RESPONSE: The Registrant has corrected the typographical error in the second paragraph following the asset classes table.

8.	Summary Overview – Curian/American Funds Growth Fund

a.	In the principal investment strategies section of the summary prospectus please describe the significance of “Class 1” shares of the Master Fund (p. 44).

RESPONSE: The “Class 1” shares are identified in the “Investment Objective” and “Principal Investment Strategies” section as they are the shares of each Master Fund that each Feeder Fund will invest in.  The full name of the Master Fund is Growth FundSM.  The Registrant has modified the name of the Master Fund in the “Investment Objective” to read as follows:

The Curian/American Funds® Growth Fund (the “Fund”) seeks growth of capital through exclusive investment in Class 1 shares of the American Funds Insurance Series® - Growth FundSM (the “Master Fund”).

b.
The third paragraph of the performance section of the summary prospectus (p. 45) states that returns do not include charges that will be imposed by the “Feeder Fund”; however, the term “Feeder Fund” is not defined.  Please define the Curian/American Funds Growth Fund as the “Feeder Fund” and consistently use this term throughout the prospectus when discussing this fund.

RESPONSE: The Registrant has defined the term “Feeder Fund” at its first use and has made the use of “Feeder Fund” consistent throughout the prospectus.

9.	Summary Overview – Curian/Epoch Shareholder Yield Fund

Please describe more thoroughly or provide an alternative objective for “high level of income” disclosed on page 53 in the investment objective section of the summary prospectus for this fund.

RESPONSE: The Registrant respectfully declines this comment.  The Curian/Epoch Shareholder Yield Fund has the same investment objective as the John Hancock Global Shareholder Yield Fund (JGYIX) (333-125838 and 811-21777) and the MainStay Epoch Global Equity Yield Fund (EPSYX) (333-160918 and 811-22321), each of which are sub-advised by Epoch Investment Partners, Inc.  The Registrant believes the investment objective for the Fund is appropriate.

10.	Summary Overview – Curian/Invesco Balanced-Risk Commodities Fund

Please explain to the staff how the investment strategies for this fund (pp. 61-62) are consistent with rule 35d-1 under the Investment Company Act of 1940.

RESPONSE: The Fund will not invest directly in physical commodities, but will invest in derivatives and other commodity-linked instruments whose performance is expected to correspond to the performance of the underlying commodity.  Additionally, because of tax code limitations, the Fund will be forced to invest in a Cayman Subsidiary, and will thus be limited to investing no more than 25% of its assets in commodity instruments.  Moreover, given the type of instruments the Cayman Subsidiary will invest in, it will be necessary to maintain between 40-70% of its assets in cash and cash instruments (for margin and other reasons). Accordingly, it will not be possible to achieve the 80% exposure required by 35d-1.  The Fund's main exposure will be to commodities, with the remainder of the assets supporting that exposure, so, while the Fund won't technically be complying with the black letter of the rule, it will be complying with the spirit.  The Registrant notes that other funds that have the term "commodity" in their name and do not comply with 35d-1, such as AIM Investment Funds (033-19338 and 811-05426).

11.	Summary Overview – Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund

Please disclose that, consistent with the name of this portfolio, the fund will invest at least 80% of its assets in equity securities. See rule 35d-1 under the Investment Company Act of 1940.

RESPONSE: The Registrant has added the underscored language to the section entitled “Principal Investment Strategies” in both the summary section and non-summary sections of the prospectus.

Summary Section:

Principal Investment Strategies.  The Fund utilizes a market neutral style seeking to provide attractive performance in both up and down markets.  The Fund will invest at least 80% of its assets (net assets plus the amount of any borrowings for investment purposes) in what the Fund’s sub-adviser (the “Sub-Adviser”) believes to be undervalued companies with strong and improving business prospects while shorting companies the Sub-Adviser believes to have deteriorating business momentum and excessive valuations.  The use of uncorrelated equity strategies across investing styles, market caps, and industries may provide investors with more attractive risk adjusted returns, as compared with traditional equity investing.

Non-summary Section:

Principal Investment Strategies.  The goal of market neutral investing strategy is to generate returns that are independent of the direction of the stock market.  The Fund will invest at least 80% of its assets (net assets plus the amount of any borrowings for investment purposes) in what the Fund’s sub-adviser (the “Sub-Adviser”) believes to be undervalued companies with strong and improving business prospects while shorting companies the Sub-Adviser believes to have deteriorating business momentum and excessive valuations.  The Fund’s sub-adviser (the “Sub-Adviser”) attempts to maintain minimal exposure to general market risk by always having both long and short positions in stocks.  The Fund has a long position when it owns the security and has “sold short” a position when it sells a security it does not own.  When the Fund has “sold short,” it must borrow the security in order to settle the sale and buy the security at a later date to pay back the lender.  The Fund must maintain market collateral at least equal to the current market value of the security sold short.  The Fund will not make a short sale if the market value of all short positions would exceed 100% of the value of the Fund’s net assets giving effect to such sale.

12.	Summary Overview – Curian Guidance – Maximize Income Fund (non-summary section)

Please describe more thoroughly or provide an alternative objective for “generation of competitive income” found in the investment objective and underlying funds and asset classes sections on pages 80-81.

RESPONSE: Please refer to the response to Comment 2.

13.	Summary Overview – Curian Guidance – Balanced Income Fund (non-summary section)

Please describe more thoroughly or provide an alternative objective for “generation of competitive income” found in the investment objective and underlying funds and asset classes sections on pages 83-84.

RESPONSE: Please refer to the response to Comment 3.

14.	Summary Overview – Curian Guidance – Rising Income Fund (non-summary section)

Please describe more thoroughly or provide an alternative objective for “potentially rising stream of income” found in the investment objective on page 86 and “potential for a rising stream of income” in the underlying funds and asset classes sections on pages 87.

RESPONSE: In reference to the comment to describe more thoroughly or provide an alternative objective, please refer to the response to Comment 4.

Additionally, the Registrant has added the underscored language to the first paragraph following the “Underlying Funds and Asset Classes and Strategies” table as follows:

The Fund seeks to achieve the potential for a rising stream of income through the selection of companies with a multiple-year history of increasing their dividend payouts through its investment in Underlying Funds that invest primarily in equity-oriented securities that pay a dividend.  Investments may include Underlying Funds that invest both in domestic and international stocks of large established companies with a track record of increasing dividend payments as well as stocks of smaller companies with above-average growth potential.

15.	Summary Overview – Curian Guidance – Institutional Alt 65 Fund (non-summary section)

Please correct the typographical error in the first paragraph of the principal investment strategies section referencing market conditions on page 103.

RESPONSE: The Registrant has corrected the typographical error in the first paragraph of the “Principal Investment Strategies” section referencing market conditions on page 103.

16.	Summary Overview – Curian/American Funds Growth Fund (non-summary section)(p. 127)

a.
Provide full name of fund defined as Master Fund in the investment objective section.  Also please identify the Curian/American Funds Growth Fund as a Feeder Fund and describe the significance of Class 1 shares.

RESPONSE: Please refer to the response to Item 8a.

b.	Please rewrite the second sentence of the principal investment strategies section in Plain English, avoiding unnecessary language such as “seeks” and “appear.”

RESPONSE: The Registrant has deleted the second sentence of the “Principal Investment Strategies” and rewritten section to read as follows:

The Master Fund invests primarily in common stocks and looks to invest in companies that appear to the Master Fund’s investment adviser to offer superior opportunities for growth of capital.

17.	Master Feeder Structure (p. 165)

The Curian/American Funds Growth Fund is defined as the “AF Feeder Fund.”  The American Funds Growth Fund is defined as the “AF Master Fund.”  These definitions are not consistent with definitions of these funds appearing in the additional information and summary prospectus portions of the prospectus.  Please make such definitions consistent throughout the prospectus.

RESPONSE: The Registrant has updated the disclosure to make the references to the feeder fund consistent within the prospectus.

18.	More About the Funds (p. 166)

The fourth paragraph of this section references “Certain Funds,” and “the Fund’s,” in relation to investing in futures contracts, commodity futures, and commodity options and with regard to possible determination to be commodity pools.  As written, it is unclear whether just certain or all of funds of the Trust invest in such financial instruments and whether certain or all of the funds could be determined to be commodity pools.  Please clarify.

RESPONSE: The Registrant has deleted the stricken language and added the underscored language to the fourth paragraph of the section entitled “More About the Funds”:

Certain Funds state in the description of their investment strategies that they may invest in futures contracts in certain circumstances.  ~~The~~A Fund’s use of commodity futures and commodity options trading should not be viewed as providing a vehicle for shareholder participation in a commodity pool.  The Trust, on behalf of each Fund, has claimed an exclusion from the definition of the term “commodity pool operator” under the Commodity Exchange Act and, therefore, the Funds are not subject to registration or regulation as pool operators under that Act.  It should be noted that the Commodities Futures Trading Commission (“CFTC”) is reviewing its rules related to commodity pool operators, and the Funds could be determined to be commodity pools.  This determination could affect the management of the Funds and their performance.

19.	Regulatory Inquiries and Pending Litigation

Please provide any updated information available concerning the SEC’s investigation into subadviser Fiduciary Asset Management Inc. (“FAMCO”), discussed on page 167, and the judicial proceedings concerning subadviser Pacific Investment Management Company LLC (“PIMCO”), discussed on page 168.

RESPONSE: For the FAMCO disclosure, the Registrant has confirmed there is no updated information to disclose and the disclosure in the prospectus is accurate as filed.  In regards to the disclosure for PIMCO, the Registrant has removed this disclosure. PIMCO has notified the Registrant that they have removed this disclosure from their registration statements because the disclosure is no longer material.

20.	Financial Statements, Exhibits, and Other Information

Please provide any financial statements, exhibits consents, and other required disclosure not included in this pre-effective amendment.  Where required by Item 28 of Form N-1A, please file actual agreements as opposed to “form of” agreements, e.g. advisory agreements and underwriting contracts and reinsurance contracts.  If an actual agreement is not yet available, please indicate that it will be filed by subsequent amendment.

RESPONSE: The Registrant brings to the Commission staff’s attention that the requested updated information will be provided by a filing as contemplated and authorized pursuant to Rule 485(b) under the Securities Act of 1933, as amended.  The Registrant assures the staff that it will file an amendment for review if the format or a material change occurs in the disclosure that alters either the format or substantive content of the presentation beyond the provision of the actual numeric information.

21.	Tandy Representation

We urge all persons who are responsible for the accuracy and adequacy of the disclosure in the filing reviewed by the staff to be certain that they have provided all information investors require to make an informed decision.  Since the Trust and its management are in possession of all facts relating to the Trust’s disclosure, they are responsible for the accuracy and adequacy of the disclosures they have made.

Notwithstanding our comments, in the event the registration requests acceleration of the effective date of the pending registration statement, it should furnish a letter, at the time of such request, acknowledging that:

•	Should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•
The action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the registrant from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	The registrant may not assert this action as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

In addition, please be advised that the Division of Enforcement has access to all information you provide to the staff of the Division of Investment Management in connection with our review of our filing or in response to our comments on your filing.

We will consider a written request for acceleration of the effective date of the registration statement as a confirmation of the fact that those requesting acceleration are aware of their respective responsibilities.

Response: The Registrant included the above representations in their initial N-1A filing on October 18, 2011.

It is the Registrant’s intention to respond fully to the Commission Staff’s comments, and believes that the changes described above do so fully.

If you have any questions, please call me at 517-367-4336.  Thank you for your prompt attention to this matter.

cc:           File

1 Corporate Way   Lansing, MI  48951   Phone: (303) 123-4567   Fax: (303) 123-4567   Toll Free: (800) 123-4567  email: your.name@jnli.com

Response to SEC Comments 1b, 1c, 1d, 1e, 1f, 1m and 2

Curian Guidance – Maximize Income Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objectives.  The investment objective of the Curian Guidance – Maximize Income Fund (the “Fund”) is to seek the generation of income through investment in other funds (the “Underlying Funds”).

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.20%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	1.03%
Total Annual Fund Operating Expenses	1.45%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying Funds, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying Funds in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying Funds during the Fund’s initial fiscal year.  The Fund’s investment in Underlying Funds may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$148	$459

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in shares of a diversified group of Underlying Funds.  The Fund allocates its assets to Underlying Funds that invest primarily in fixed-income and other income-oriented securities.  The Underlying Funds in which the Fund may invest each are a separate series of the Curian Variable Series Trust or the JNL Series Trust.  Not all Funds of the Curian Variable Series Trust and the JNL Series Trust are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.  The asset classes and strategies of the Underlying Funds are as follows: :

Asset Classes and Strategies

Corporate Bond Covered Call Writing Emerging Markets Debt	Floating Rate Bond Global Bond High Yield Money Market	Real Estate Risk Control Asset Allocation Treasury Inflation Protected (TIPs)

In determining allocations to any particular Underlying Fund, the Fund’s investment adviser considers, among other things, long-term market and economic conditions, historical performance of each Underlying Fund and its related asset class, and expected long-term performance of each Underlying Fund and its related asset class, as well as diversification to control overall portfolio risk exposure.

The Fund is ‘‘non-diversified’’ under the Investment Company Act of 1940, as amended (the “1940 Act”), and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•	Commodity risk – Commodities investments and/or commodity-linked derivative instruments, especially if leveraged, may entail greater volatility from a variety of causes than traditional securities.
•	Counterparty and settlement risk – Trading options, futures contracts and other derivative financial instruments entails credit and settlement risk on the counterparties.
•
Credit risk – An Underlying Fund could lose money if the issuer or guarantor of a fixed-income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Currency risk – The Fund’s net asset value could decline as a result of changes in the exchange rates between foreign currencies and the U.S. dollar.  Certain foreign countries may impose restrictions on the ability of issuers of foreign securities to make payment of principal and interest to investors located outside the country, due to blockage of foreign currency exchanges or otherwise.

•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange-traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation.  Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Equity securities risk –Stock markets are volatile.  The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing in equities.  The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate.  They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry.  In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Fixed income risk – The prices of fixed income securities response to economic developments, particularly interest rate changes, as well as to perceptions about the credit risk of individual issuers.  Increases in interest rates can cause the prices of the Fund’s fixed income securities to decline, and the level of current income from a portfolio of fixed income securities may decline in certain interest rate environments.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments and possible imposition of foreign withholding taxes on income payable on the securities.  In addition, there may be less publicly available information and more volatile or less liquid markets and foreign issuers may not be subject to the same accounting, auditing and financial recordkeeping standards and requirements as domestic issuers.

•
Interest rate risk – When interest rates increase, fixed-income securities generally will decline in value.  Long-term fixed-income securities normally have more price volatility than short-term fixed-income securities.  The value of equity investments, such as utilities and real estate securities, may be sensitive to interest rate changes.

•
Liquidity risk – Investments in securities that are difficult to purchase or sell (illiquid or thinly-traded securities) may reduce returns if the Fund is unable to sell the securities at advantageous times or prices.  Illiquid securities may also be difficult to value.  If the Fund is forced to sell an illiquid asset to meet redemption requests or other cash needs, the Fund may be forced to sell at a loss.

•
Managed portfolio risk – As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Master Fund’s investment objective or negatively affect the Fund’s investment performance.

•
Market risk – All forms of securities may decline in value due to factors affecting securities markets generally, such as real or perceived adverse economic, political, or regulatory conditions, inflation, changes in interest or currency rates or adverse investor sentiment.  Adverse market conditions may be prolonged and may not have the same impact on all types of securities.  The values of securities may fall due to factors affecting a particular issuer, industry or the securities market as a whole.

•
Non-diversification risk – The Fund is considered non-diversified.  As such, the percentage of the Fund’s assets invested in any single issuer is not limited by the 1940 Act.  With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying Funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

Response to SEC Comments 1b, 1c, 1d, 1e, 1f, 1m and 3

Curian Guidance – Balanced Income Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objectives.  The primary investment objective of the Curian Guidance – Balanced Income Fund (the “Fund”) is to seek a balance between the generation of income and the long-term growth of capital through investment in other funds (the “Underlying Funds”).

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.20%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	1.03%
Total Annual Fund Operating Expenses	1.45%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying Funds, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying Funds in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying Funds during the Fund’s initial fiscal year.  The Fund’s investment in Underlying Funds may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$148	$459

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.

Principal Investment Strategies.  The Fund seeks to achieve its objective by investing in shares of a diversified group of Underlying Funds.  The Fund allocates its assets to Underlying Funds that invest in fixed-income and other income-oriented securities as well as dividend-paying equity securities.  The Underlying Funds in which the Fund may invest each are a separate series of the Curian Variable Series Trust or the JNL Series Trust.  Not all Funds of the Curian Variable Series Trust and the JNL Series Trust are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.   The asset classes and strategies of the Underlying Funds are as follows:

Asset Classes and Strategies

Corporate Bond Covered Call Writing Emerging Markets Debt Equity Income	Floating Rate Bond Global Bond High Yield International Equity Income	Money Market Real Estate Risk Control Asset Allocation Treasury Inflation Protected (TIPs)

In determining allocations to any particular Underlying Fund, the Fund’s investment adviser considers, among other things, long-term market and economic conditions, historical performance of each Underlying Fund and its related asset class, and expected long-term performance of each Underlying Fund and its related asset class, as well as diversification to control overall portfolio risk exposure.

The Fund is ‘‘non-diversified’’ under the Investment Company Act of 1940, as amended (the “1940 Act”), and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•	Commodity risk – Commodities investments and/or commodity-linked derivative instruments, especially if leveraged, may entail greater volatility from a variety of causes than traditional securities.
•	Counterparty and settlement risk – Trading options, futures contracts and other derivative financial instruments entails credit and settlement risk on the counterparties.
•
Credit risk – An Underlying Fund could lose money if the issuer or guarantor of a fixed-income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Currency risk – The Fund’s net asset value could decline as a result of changes in the exchange rates between foreign currencies and the U.S. dollar.  Certain foreign countries may impose restrictions on the ability of issuers of foreign securities to make payment of principal and interest to investors located outside the country, due to blockage of foreign currency exchanges or otherwise.

•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange-traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation.  Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Equity securities risk –Stock markets are volatile.  The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing in equities.  The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate.  They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry.  In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Fixed income risk – The prices of fixed income securities response to economic developments, particularly interest rate changes, as well as to perceptions about the credit risk of individual issuers.  Increases in interest rates can cause the prices of the Fund’s fixed income securities to decline, and the level of current income from a portfolio of fixed income securities may decline in certain interest rate environments.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments and possible imposition of foreign withholding taxes on income payable on the securities.  In addition, there may be less publicly available information and more volatile or less liquid markets and foreign issuers may not be subject to the same accounting, auditing and financial recordkeeping standards and requirements as domestic issuers.

•
Interest rate risk – When interest rates increase, fixed-income securities generally will decline in value.  Long-term fixed-income securities normally have more price volatility than short-term fixed-income securities.  The value of equity investments, such as utilities and real estate securities, may be sensitive to interest rate changes.

•
Liquidity risk – Investments in securities that are difficult to purchase or sell (illiquid or thinly-traded securities) may reduce returns if the Fund is unable to sell the securities at advantageous times or prices.  Illiquid securities may also be difficult to value.  If the Fund is forced to sell an illiquid asset to meet redemption requests or other cash needs, the Fund may be forced to sell at a loss.

•
Managed portfolio risk – As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Master Fund’s investment objective or negatively affect the Fund’s investment performance.

•
Market risk – All forms of securities may decline in value due to factors affecting securities markets generally, such as real or perceived adverse economic, political, or regulatory conditions, inflation, changes in interest or currency rates or adverse investor sentiment.  Adverse market conditions may be prolonged and may not have the same impact on all types of securities.  The values of securities may fall due to factors affecting a particular issuer, industry or the securities market as a whole.

•
Non-diversification risk – The Fund is considered non-diversified.  As such, the percentage of the Fund’s assets invested in any single issuer is not limited by the 1940 Act.  With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying Funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

Response to SEC Comments 1b, 1c, 1d, 1e, 1f, 1m and 4

Curian Guidance – Rising Income Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Curian Guidance – Rising Income Fund (the “Fund”) is to seek a potentially rising stream of income by investing in a selection of companies with a multiple-year history of increasing their dividend payouts over the long-term with some risk control through investment in other funds (the “Underlying Funds”).

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.20%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	1.09%
Total Annual Fund Operating Expenses	1.51%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying Funds, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying Funds in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying Funds during the Fund’s initial fiscal year.  The Fund’s investment in Underlying Funds may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$154	$477

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in shares of a diversified group of Underlying Funds.  The Fund allocates the majority of its assets to Underlying Funds that invest primarily in equity-oriented securities that pay a dividend.  The Underlying Funds in which the Fund may invest each are a separate series of the Curian Variable Series Trust or the JNL Series Trust.  Not all Funds of the Curian Variable Series Trust and the JNL Series Trust are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.   The asset classes and strategies of the Underlying Funds are as follows:

Asset Classes and Strategies

Covered Call Writing Equity Income	International Equity Income Money Market	Real Estate Risk Control Asset Allocation

In determining allocations to any particular Underlying Fund, the Fund’s investment adviser considers, among other things, long-term market and economic conditions, historical performance of each Underlying Fund and its related asset class, and expected long-term performance of each Underlying Fund and its related asset class, as well as diversification to control overall portfolio risk exposure.

The Fund is ‘‘non-diversified’’ under the Investment Company Act of 1940, as amended (the “1940 Act”), and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•	Commodity risk – Commodities investments and/or commodity-linked derivative instruments, especially if leveraged, may entail greater volatility from a variety of causes than traditional securities.
•	Counterparty and settlement risk – Trading options, futures contracts and other derivative financial instruments entails credit and settlement risk on the counterparties.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed-income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Currency risk – The Fund’s net asset value (“NAV”) could decline as a result of changes in the exchange rates between foreign currencies and the U.S. dollar.  Certain foreign countries may impose restrictions on the ability of issuers of foreign securities to make payment of principal and interest to investors located outside the country, due to blockage of foreign currency exchanges or otherwise.

•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange-traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation.  Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Equity securities risk –Stock markets are volatile.  The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing in equities.  The value of equity securities purchased by the Underlying Funds could decline if the financial condition of the companies the Underlying Funds invest in decline or if overall market and economic conditions deteriorate.  They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry.  In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Fixed income risk – The prices of fixed income securities response to economic developments, particularly interest rate changes, as well as to perceptions about the credit risk of individual issuers.  Increases in interest rates can cause the prices of the Fund’s fixed income securities to decline, and the level of current income from a portfolio of fixed income securities may decline in certain interest rate environments.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments and possible imposition of foreign withholding taxes on income payable on the securities.  In addition, there may be less publicly available information and more volatile or less liquid markets and foreign issuers may not be subject to the same accounting, auditing and financial recordkeeping standards and requirements as domestic issuers.

•
Liquidity risk – Investments in securities that are difficult to purchase or sell (illiquid or thinly-traded securities) may reduce returns if the Fund is unable to sell the securities at advantageous times or prices.  Illiquid securities may also be difficult to value.  If the Fund is forced to sell an illiquid asset to meet redemption requests or other cash needs, the Fund may be forced to sell at a loss.

•
Managed portfolio risk – As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Master Fund’s investment objective or negatively affect the Fund’s investment performance.

•
Market risk – All forms of securities may decline in value due to factors affecting securities markets generally, such as real or perceived adverse economic, political, or regulatory conditions, inflation, changes in interest or currency rates or adverse investor sentiment.  Adverse market conditions may be prolonged and may not have the same impact on all types of securities.  The values of securities may fall due to factors affecting a particular issuer, industry or the securities market as a whole.

•
Non-diversification risk – The Fund is considered non-diversified.  As such, the percentage of the Fund’s assets invested in any single issuer is not limited by the 1940 Act.  With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying Funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

Response to SEC Comments 1b, 1c, 1d, 1e, 1f, 1m and 5

Curian Guidance – Moderate Growth Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objectives.  The investment objective of the Curian Guidance – Moderate Growth Fund (the “Fund”) is to seek long-term growth of capital by investing in other funds (the “Underlying Funds”) that offer a board array of stock, bond, and other asset classes and strategies .

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.20%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	1.24%
Total Annual Fund Operating Expenses	1.66%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying Funds, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying Funds in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying Funds during the Fund’s initial fiscal year.  The Fund’s investment in Underlying Funds may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$169	$523

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in shares of a diversified group of Underlying Funds.  The Underlying Funds in which the Fund may invest each are a separate series of the Curian Variable Series Trust or the JNL Series Trust.   Not all Funds of the Curian Variable Series Trust and the JNL Series Trust are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.   The asset classes and strategies of the Underlying Funds are as follows:

Asset Classes and Strategies

Absolute Return Commodities Convertible Arbitrage Currency Emerging Markets Debt Emerging Markets Equity Floating Rate Bond Global Bond Global Real Estate	Global Tactical Asset Allocation (GTAA) High Yield International Large Cap Equity International Small Cap Equity Large Cap Growth Large Cap Value Listed Private Equity Market Neutral	Merger Arbitrage Mid Cap Growth Mid Cap Value Money Market Natural Resources Risk Control Asset Allocation Risk Parity Small Cap Growth Small Cap Value Treasury Inflation Protected (TIPs)

In determining allocations to any particular Underlying Fund, the Fund’s investment adviser considers, among other things, long-term market and economic conditions, historical performance of each Underlying Fund and its related asset class, and expected long-term performance of each Underlying Fund and its related asset class, as well as diversification to control overall portfolio risk exposure.

The Fund is ‘‘non-diversified’’ under the Investment Company Act of 1940, as amended (the “1940 Act”), and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•	Commodity risk – Commodities investments and/or commodity-linked derivative instruments, especially if leveraged, may entail greater volatility from a variety of causes than traditional securities.
•	Counterparty and settlement risk – Trading options, futures contracts and other derivative financial instruments entails credit and settlement risk on the counterparties.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed-income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Currency risk – The Fund’s net asset value (“NAV”) could decline as a result of changes in the exchange rates between foreign currencies and the U.S. dollar.  Certain foreign countries may impose restrictions on the ability of issuers of foreign securities to make payment of principal and interest to investors located outside the country, due to blockage of foreign currency exchanges or otherwise.

•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange-traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation.  Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Equity securities risk –Stock markets are volatile.  The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing in equities.  The value of equity securities purchased by an Underlying Fund could decline if the financial condition of the companies the Underlying Fund invests in decline or if overall market and economic conditions deteriorate.  They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry.  In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Fixed income risk – The prices of fixed income securities response to economic developments, particularly interest rate changes, as well as to perceptions about the credit risk of individual issuers.  Increases in interest rates can cause the prices of the Fund’s fixed income securities to decline, and the level of current income from a portfolio of fixed income securities may decline in certain interest rate environments.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments and possible imposition of foreign withholding taxes on income payable on the securities.  In addition, there may be less publicly available information and more volatile or less liquid markets and foreign issuers may not be subject to the same accounting, auditing and financial recordkeeping standards and requirements as domestic issuers.

•
Liquidity risk – Investments in securities that are difficult to purchase or sell (illiquid or thinly-traded securities) may reduce returns if the Fund is unable to sell the securities at advantageous times or prices.  Illiquid securities may also be difficult to value.  If the Fund is forced to sell an illiquid asset to meet redemption requests or other cash needs, the Fund may be forced to sell at a loss.

•
Managed portfolio risk – As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Master Fund’s investment objective or negatively affect the Fund’s investment performance.

•
Market risk – All forms of securities may decline in value due to factors affecting securities markets generally, such as real or perceived adverse economic, political, or regulatory conditions, inflation, changes in interest or currency rates or adverse investor sentiment.  Adverse market conditions may be prolonged and may not have the same impact on all types of securities.  The values of securities may fall due to factors affecting a particular issuer, industry or the securities market as a whole.

•
Non-diversification risk – The Fund is considered non-diversified.  As such, the percentage of the Fund’s assets invested in any single issuer is not limited by the 1940 Act.  With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying Funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

Response to SEC Comments 1b, 1c, 1d, 1e, 1f, 1m and 5

Curian Guidance – Maximum Growth Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Curian Guidance – Maximum Growth Fund (the “Fund”) is to seek long-term growth of capital through an allocation in stocks and other asset classes and strategies through investment in other funds (the “Underlying Funds”).

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.20%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	1.18%
Total Annual Fund Operating Expenses	1.60%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying Funds, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying Funds in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying Funds during the Fund’s initial fiscal year.  The Fund’s investment in Underlying Funds may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$163	$505

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in shares of a diversified group of Underlying Funds.  The Underlying Funds in which the Fund may invest each are a separate series of the Curian Variable Series Trust or the JNL Series Trust.   Not all Funds of the Curian Variable Series Trust and the JNL Series Trust are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.   The asset classes and strategies of the Underlying Funds are as follows:

Asset Classes and Strategies

Absolute Return Commodities Convertible Arbitrage Currency Emerging Markets Debt Emerging Markets Equity Floating Rate Bond Global Bond Global Real Estate	Global Tactical Asset Allocation (GTAA) High Yield International Large Cap Equity International Small Cap Equity Large Cap Growth Large Cap Value Listed Private Equity Market Neutral	Merger Arbitrage Mid Cap Growth Mid Cap Value Money Market Natural Resources Risk Control Asset Allocation Risk Parity Small Cap Growth Small Cap Value Treasury Inflation Protected (TIPs)

In determining allocations to any particular Underlying Fund, the Fund’s investment adviser considers, among other things, long-term market and economic conditions, historical performance of each Underlying Fund and its related asset class, and expected long-term performance of each Underlying Fund and its related asset class, as well as diversification to control overall portfolio risk exposure.

The Fund is ‘‘non-diversified’’ under the Investment Company Act of 1940, as amended (the “1940 Act”), and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•	Commodity risk – Commodities investments and/or commodity-linked derivative instruments, especially if leveraged, may entail greater volatility from a variety of causes than traditional securities.
•	Counterparty and settlement risk – Trading options, futures contracts and other derivative financial instruments entails credit and settlement risk on the counterparties.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed-income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Currency risk – The Fund’s net asset value (“NAV”) could decline as a result of changes in the exchange rates between foreign currencies and the U.S. dollar.  Certain foreign countries may impose restrictions on the ability of issuers of foreign securities to make payment of principal and interest to investors located outside the country, due to blockage of foreign currency exchanges or otherwise.

•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange-traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation.  Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Equity securities risk –Stock markets are volatile.  The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing in equities.  The value of equity securities purchased by an Underlying Fund could decline if the financial condition of the companies the Underlying Fund invests in decline or if overall market and economic conditions deteriorate.  They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry.  In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Fixed income risk – The prices of fixed income securities response to economic developments, particularly interest rate changes, as well as to perceptions about the credit risk of individual issuers.  Increases in interest rates can cause the prices of the Fund’s fixed income securities to decline, and the level of current income from a portfolio of fixed income securities may decline in certain interest rate environments.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments and possible imposition of foreign withholding taxes on income payable on the securities.  In addition, there may be less publicly available information and more volatile or less liquid markets and foreign issuers may not be subject to the same accounting, auditing and financial recordkeeping standards and requirements as domestic issuers.

•
Liquidity risk – Investments in securities that are difficult to purchase or sell (illiquid or thinly-traded securities) may reduce returns if the Fund is unable to sell the securities at advantageous times or prices.  Illiquid securities may also be difficult to value.  If the Fund is forced to sell an illiquid asset to meet redemption requests or other cash needs, the Fund may be forced to sell at a loss.

•
Managed portfolio risk – As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Master Fund’s investment objective or negatively affect the Fund’s investment performance.

•
Market risk – All forms of securities may decline in value due to factors affecting securities markets generally, such as real or perceived adverse economic, political, or regulatory conditions, inflation, changes in interest or currency rates or adverse investor sentiment.  Adverse market conditions may be prolonged and may not have the same impact on all types of securities.  The values of securities may fall due to factors affecting a particular issuer, industry or the securities market as a whole.

•
Non-diversification risk – The Fund is considered non-diversified.  As such, the percentage of the Fund’s assets invested in any single issuer is not limited by the 1940 Act.  With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying Funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

Response to SEC Comments 1b, 1c, 1d, 1e, 1f, 1m and 6

Curian Guidance – Tactical Moderate Growth Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objectives.  The investment objective of the Curian Guidance – Tactical Moderate Growth Fund (the “Fund”) is to seek long-term growth of capital through a broad and flexible allocation in stocks, bonds and other asset classes and strategies through investment in other funds (the “Underlying Funds”).

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.20%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	1.00%
Total Annual Fund Operating Expenses	1.42%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying Funds, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying Funds in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying Funds during the Fund’s initial fiscal year.  The Fund’s investment in Underlying Funds may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$145	$449

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in shares of a diversified group of Underlying Funds.  The Fund tactically allocates its assets to Underlying Funds that invest among various equity and fixed-income asset and sub-asset classes, as well as non-traditional investments.

The Underlying Funds in which the Fund may invest each are a separate series of the Curian Variable Series Trust or the JNL Series Trust.   Not all Funds of the Curian Variable Series Trust and the JNL Series Trust are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.   The asset classes and strategies of the Underlying Funds are as follows:

Asset Classes and Strategies

Absolute Return Commodities Convertible Arbitrage Currency Emerging Markets Debt Emerging Markets Equity Floating Rate Bond Global Bond Global Real Estate	Global Tactical Asset Allocation (GTAA) High Yield International Large Cap Equity International Small Cap Equity Large Cap Growth Large Cap Value Listed Private Equity Market Neutral	Merger Arbitrage Mid Cap Growth Mid Cap Value Money Market Natural Resources Risk Control Asset Allocation Risk Parity Small Cap Growth Small Cap Value Treasury Inflation Protected (TIPs)

In determining allocations to any particular Underlying Fund, the Fund’s investment adviser considers, among other things, long-term market and economic conditions, historical performance of each Underlying Fund and its related asset class, and expected long-term performance of each Underlying Fund and its related asset class, as well as diversification to control overall portfolio risk exposure.

The Fund is ‘‘non-diversified’’ under the Investment Company Act of 1940, as amended (the “1940 Act”), and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•	Commodity risk – Commodities investments and/or commodity-linked derivative instruments, especially if leveraged, may entail greater volatility from a variety of causes than traditional securities.
•	Counterparty and settlement risk – Trading options, futures contracts and other derivative financial instruments entails credit and settlement risk on the counterparties.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed-income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Currency risk – The Fund’s net asset value (“NAV”) could decline as a result of changes in the exchange rates between foreign currencies and the U.S. dollar.  Certain foreign countries may impose restrictions on the ability of issuers of foreign securities to make payment of principal and interest to investors located outside the country, due to blockage of foreign currency exchanges or otherwise.

•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange-traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation.  Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Equity securities risk –Stock markets are volatile.  The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing in equities.  The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate.  They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry.  In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Fixed income risk – The prices of fixed income securities response to economic developments, particularly interest rate changes, as well as to perceptions about the credit risk of individual issuers.  Increases in interest rates can cause the prices of the Fund’s fixed income securities to decline, and the level of current income from a portfolio of fixed income securities may decline in certain interest rate environments.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments and possible imposition of foreign withholding taxes on income payable on the securities.  In addition, there may be less publicly available information and more volatile or less liquid markets and foreign issuers may not be subject to the same accounting, auditing and financial recordkeeping standards and requirements as domestic issuers.

•
Index investing risk   – The indexing strategy does not attempt to manage volatility, use defensive strategies, or reduce the effects of any long-term periods of poor stock performance.  As a result of index sampling the securities selected will not provide investment performance matching that of the Index.

•
License termination risk – The licenses from a third party that permit the use by the Fund of intellectual property may be terminated by the licensor, and as a result Fund may lose its ability to use the licensed name or strategy, or receive important data from the licensor.

•
Liquidity risk – Investments in securities that are difficult to purchase or sell (illiquid or thinly-traded securities) may reduce returns if the Fund is unable to sell the securities at advantageous times or prices.  Illiquid securities may also be difficult to value.  If the Fund is forced to sell an illiquid asset to meet redemption requests or other cash needs, the Fund may be forced to sell at a loss.

•
Managed portfolio risk – As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Master Fund’s investment objective or negatively affect the Fund’s investment performance.

•
Market risk – All forms of securities may decline in value due to factors affecting securities markets generally, such as real or perceived adverse economic, political, or regulatory conditions, inflation, changes in interest or currency rates or adverse investor sentiment.  Adverse market conditions may be prolonged and may not have the same impact on all types of securities.  The values of securities may fall due to factors affecting a particular issuer, industry or the securities market as a whole.

•
Non-diversification risk – The Fund is considered non-diversified.  As such, the percentage of the Fund’s assets invested in any single issuer is not limited by the 1940 Act.  With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying Funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

Response to SEC Comments 1b, 1c, 1d, 1e, 1f, 1m and 6

Curian Guidance – Tactical Maximum Growth Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objectives.  The investment objective of the Curian Guidance – Tactical Maximum Growth Fund (the “Fund”) is to seek long-term growth of capital through a flexible, and potentially concentrated, allocation in stocks, bonds, and other asset classes and strategies through investment in other funds (the “Underlying Funds”).

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.20%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	1.32%
Total Annual Fund Operating Expenses	1.74%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying Funds, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying Funds in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying Funds during the Fund’s initial fiscal year.  The Fund’s investment in Underlying Funds may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$177	$548

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in shares of a diversified group of Underlying Funds.  The Fund tactically allocates its assets to Underlying Funds that invest amongst various equity, fixed-income, and commodity asset and sub-asset classes, as well as non-traditional investments.

The Underlying Funds in which the Fund may invest each are a separate series of the Curian Variable Series Trust or the JNL Series Trust.   Not all Funds of the Curian Variable Series Trust and the JNL Series Trust are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.   The asset classes and strategies of the Underlying Funds are as follows:

Asset Classes and Strategies

Absolute Return Commodities Convertible Arbitrage Currency Emerging Markets Debt Emerging Markets Equity Floating Rate Bond Global Bond Global Real Estate	Global Tactical Asset Allocation (GTAA) High Yield International Large Cap Equity International Small Cap Equity Large Cap Growth Large Cap Value Listed Private Equity Market Neutral	Merger Arbitrage Mid Cap Growth Mid Cap Value Money Market Natural Resources Risk Control Asset Allocation Risk Parity Small Cap Growth Small Cap Value Treasury Inflation Protected (TIPs)

In determining allocations to any particular Underlying Fund, the Fund’s investment adviser considers, among other things, long-term market and economic conditions, historical performance of each Underlying Fund and its related asset class, and expected long-term performance of each Underlying Fund and its related asset class, as well as diversification to control overall portfolio risk exposure.

The Fund is ‘‘non-diversified’’ under the Investment Company Act of 1940, as amended (the “1940 Act”), and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•	Commodity risk – Commodities investments and/or commodity-linked derivative instruments, especially if leveraged, may entail greater volatility from a variety of causes than traditional securities.
•	Counterparty and settlement risk – Trading options, futures contracts and other derivative financial instruments entails credit and settlement risk on the counterparties.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed-income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Currency risk – The Fund’s net asset value (“NAV”) could decline as a result of changes in the exchange rates between foreign currencies and the U.S. dollar.  Certain foreign countries may impose restrictions on the ability of issuers of foreign securities to make payment of principal and interest to investors located outside the country, due to blockage of foreign currency exchanges or otherwise.

•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange-traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation.  Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Equity securities risk –Stock markets are volatile.  The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing in equities.  The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate.  They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry.  In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Fixed income risk – The prices of fixed income securities response to economic developments, particularly interest rate changes, as well as to perceptions about the credit risk of individual issuers.  Increases in interest rates can cause the prices of the Fund’s fixed income securities to decline, and the level of current income from a portfolio of fixed income securities may decline in certain interest rate environments.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments and possible imposition of foreign withholding taxes on income payable on the securities.  In addition, there may be less publicly available information and more volatile or less liquid markets and foreign issuers may not be subject to the same accounting, auditing and financial recordkeeping standards and requirements as domestic issuers.

•
Liquidity risk – Investments in securities that are difficult to purchase or sell (illiquid or thinly-traded securities) may reduce returns if the Fund is unable to sell the securities at advantageous times or prices.  Illiquid securities may also be difficult to value.  If the Fund is forced to sell an illiquid asset to meet redemption requests or other cash needs, the Fund may be forced to sell at a loss.

•
Managed portfolio risk – As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Master Fund’s investment objective or negatively affect the Fund’s investment performance.

•
Market risk – All forms of securities may decline in value due to factors affecting securities markets generally, such as real or perceived adverse economic, political, or regulatory conditions, inflation, changes in interest or currency rates or adverse investor sentiment.  Adverse market conditions may be prolonged and may not have the same impact on all types of securities.  The values of securities may fall due to factors affecting a particular issuer, industry or the securities market as a whole.

•
Non-diversification risk – The Fund is considered non-diversified.  As such, the percentage of the Fund’s assets invested in any single issuer is not limited by the 1940 Act.  With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•	Small-capitalization investing risk – Investing in smaller, newer companies generally involves greater risks than investing in larger, more established ones.
•
Swaps   – Swap agreements involve the risk that the party with whom the Fund has entered into the swap will default on its obligation to pay the Fund and the risk that the Fund will not be able to meet its obligations to pay the other party to the agreement.

•
Underlying Funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

Response to SEC Comments 1b, 1c, 1d, 1e, and 1m

Curian Guidance – Institutional Alt 65 Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Curian Guidance – Institutional Alt 65 Fund (the “Fund”) is to seek long-term growth of capital and income through investment in other funds (the “Underlying Funds”).

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None
Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.20%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	1.31%
Total Annual Fund Operating Expenses	1.73%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying Funds, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying Funds in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying Funds during the Fund’s initial fiscal year.  The Fund’s investment in Underlying Funds may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$176	$545

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in shares of a diversified group of Underlying Funds.  The Underlying Funds in which the Fund may invest each are a separate series of the Curian Variable Series Trust or the JNL Series Trust.  Not all Funds of the Curian Variable Series Trust and the JNL Series Trust are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.

The Fund has a target percentage allocation among the specified Underlying Funds that are categorized as primarily investing in traditional asset classes and non-traditional asset classes.   The traditional and non-traditional asset classes and strategies of the Underlying Funds are as follows:

Traditional Asset Classes and Strategies

U.S. Equity	International	Fixed-Income	Real Return
Small Cap Mid Cap Large Cap	International Developed Emerging Markets Equity	U.S. Investment Grade U.S. High Yield Bank Loan	Treasury Inflation Protected (TIPs)

Money Market Funds

Non-Traditional Asset Classes and Strategies

Real Estate	Fixed-Income
Global Real Estate	Emerging Markets Debt

International	Alternative

Risk Control Asset Allocation

Listed Private Equity

Market Neutral

Absolute Return

Global Tactical Asset Allocation (“GTAA”)

Merger Arbitrage

Convertible Arbitrage

Currency

Risk Parity

Commodities

Natural Resources

Under normal market conditions, the Fund allocates approximately 35% of its assets to Underlying Funds that invest primarily in traditional asset classes, allocating approximately 0% to 10% in fixed-income securities, 15% to 25% in U.S. equity securities, and 0% to 10% in international securities.  Under normal market conditions, the Fund allocates approximately 65% of its assets to the Underlying Funds that invest in non-traditional asset classes.

The Fund is ‘‘non-diversified’’ under the Investment Company Act of 1940, as amended (the “1940 Act”), and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•	Commodity risk – Commodities investments and/or commodity-linked derivative instruments, especially if leveraged, may entail greater volatility from a variety of causes than traditional securities.
•	Counterparty and settlement risk – Trading options, futures contracts and other derivative financial instruments entails credit and settlement risk on the counterparties.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed-income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Currency risk – The Fund’s net asset value (“NAV”) could decline as a result of changes in the exchange rates between foreign currencies and the U.S. dollar.  Certain foreign countries may impose restrictions on the ability of issuers of foreign securities to make payment of principal and interest to investors located outside the country, due to blockage of foreign currency exchanges or otherwise.

•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange-traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation.  Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Equity securities risk –Stock markets are volatile.  The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing in equities.  The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate.  They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry.  In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Fixed income risk – The prices of fixed income securities response to economic developments, particularly interest rate changes, as well as to perceptions about the credit risk of individual issuers.  Increases in interest rates can cause the prices of the Fund’s fixed income securities to decline, and the level of current income from a portfolio of fixed income securities may decline in certain interest rate environments.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments and possible imposition of foreign withholding taxes on income payable on the securities.  In addition, there may be less publicly available information and more volatile or less liquid markets and foreign issuers may not be subject to the same accounting, auditing and financial recordkeeping standards and requirements as domestic issuers.

•
Liquidity risk – Investments in securities that are difficult to purchase or sell (illiquid or thinly-traded securities) may reduce returns if the Fund is unable to sell the securities at advantageous times or prices.  Illiquid securities may also be difficult to value.  If the Fund is forced to sell an illiquid asset to meet redemption requests or other cash needs, the Fund may be forced to sell at a loss.

•
Managed portfolio risk – As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Master Fund’s investment objective or negatively affect the Fund’s investment performance.

•
Market risk – All forms of securities may decline in value due to factors affecting securities markets generally, such as real or perceived adverse economic, political, or regulatory conditions, inflation, changes in interest or currency rates or adverse investor sentiment.  Adverse market conditions may be prolonged and may not have the same impact on all types of securities.  The values of securities may fall due to factors affecting a particular issuer, industry or the securities market as a whole.

•
Non-diversification risk – The Fund is considered non-diversified.  As such, the percentage of the Fund’s assets invested in any single issuer is not limited by the 1940 Act.  With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying Funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

Response to SEC Comments 1b, 1c, 1d, 1e, and 1m

Curian Guidance – Institutional Alt 100 Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Curian Guidance – Institutional Alt 100 Fund (the “Fund”) is to seek long-term growth of capital through investment in other funds (the “Underlying Funds”).

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.20%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	1.42%
Total Annual Fund Operating Expenses	1.84%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying Funds, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying Funds in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying Funds during the Fund’s initial fiscal year.  The Fund’s investment in Underlying Funds may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$187	$579

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in shares of a diversified group of Underlying Funds.  The Underlying Funds in which the Fund may invest each are a separate series of the Curian Variable Series Trust or the JNL Series Trust.  Not all Funds of the Curian Variable Series Trust and the JNL Series Trust are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.

The Fund has a target percentage allocation among the specified Underlying Funds that are categorized as primarily investing in non-traditional asset classes.   The traditional and non-traditional asset classes and strategies of the Underlying Funds are as follows:

Traditional Asset Class and Strategies
Money Market Funds

Non-Traditional Asset Classes and Strategies

Real Estate	Fixed-Income
Global Real Estate	Emerging Markets Debt

Alternative

Risk Control Asset Allocation

Listed Private Equity

Market Neutral

Absolute Return

Global Tactical Asset Allocation (“GTAA”)

Merger Arbitrage

Convertible Arbitrage

Currency

Risk Parity

Commodities

Natural Resources

Under normal market conditions, the Fund may allocate 100% of its assets to the Underlying Funds that invest in non-traditional asset classes.

The Fund is ‘‘non-diversified’’ under the Investment Company Act of 1940, as amended (the “1940 Act”), and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•	Commodity risk – Commodities investments and/or commodity-linked derivative instruments, especially if leveraged, may entail greater volatility from a variety of causes than traditional securities.
•	Counterparty and settlement risk – Trading options, futures contracts and other derivative financial instruments entails credit and settlement risk on the counterparties.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed-income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Currency risk – The Fund’s net asset value (“NAV”) could decline as a result of changes in the exchange rates between foreign currencies and the U.S. dollar.  Certain foreign countries may impose restrictions on the ability of issuers of foreign securities to make payment of principal and interest to investors located outside the country, due to blockage of foreign currency exchanges or otherwise.

•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange-traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation.  Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Equity securities risk –Stock markets are volatile.  The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing in equities.  The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate.  They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry.  In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Fixed income risk – The prices of fixed income securities response to economic developments, particularly interest rate changes, as well as to perceptions about the credit risk of individual issuers.  Increases in interest rates can cause the prices of the Fund’s fixed income securities to decline, and the level of current income from a portfolio of fixed income securities may decline in certain interest rate environments.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments and possible imposition of foreign withholding taxes on income payable on the securities.  In addition, there may be less publicly available information and more volatile or less liquid markets and foreign issuers may not be subject to the same accounting, auditing and financial recordkeeping standards and requirements as domestic issuers.

•
Liquidity risk – Investments in securities that are difficult to purchase or sell (illiquid or thinly-traded securities) may reduce returns if the Fund is unable to sell the securities at advantageous times or prices.  Illiquid securities may also be difficult to value.  If the Fund is forced to sell an illiquid asset to meet redemption requests or other cash needs, the Fund may be forced to sell at a loss.

•
Managed portfolio risk – As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Master Fund’s investment objective or negatively affect the Fund’s investment performance.

•
Market risk – All forms of securities may decline in value due to factors affecting securities markets generally, such as real or perceived adverse economic, political, or regulatory conditions, inflation, changes in interest or currency rates or adverse investor sentiment.  Adverse market conditions may be prolonged and may not have the same impact on all types of securities.  The values of securities may fall due to factors affecting a particular issuer, industry or the securities market as a whole.

•
Non-diversification risk – The Fund is considered non-diversified.  As such, the percentage of the Fund’s assets invested in any single issuer is not limited by the 1940 Act.  With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Swaps   – Swap agreements involve the risk that the party with whom the Fund has entered into the swap will default on its obligation to pay the Fund and the risk that the Fund will not be able to meet its obligations to pay the other party to the agreement.

•
Underlying Funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

Response to SEC Comments 1b, 1c, 1g, 1h

Curian Tactical Advantage 35 Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Curian Tactical Advantage 35 Fund (the “Fund”) is to seek long-term growth of capital through investment in exchange-traded funds (“Underlying ETFs”) .

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.75%
Distribution and/or Service (12b-1) Fees	0.25%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	0.23%
Less Waiver/Reimbursement3	( 0.30% )
Total Net Annual Fund Operating Expenses	1.15%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying ETFs, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying ETFs in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying ETFs during the Fund’s initial fiscal year.  The Fund’s investment in Underlying ETFs may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

3 Curian Capital, LLC has entered into a contractual agreement with the Fund under which it will waive 0.30% of its Management Fees.  This fee waiver will continue for at least one year from the date of this Prospectus, unless the Board of Trustees approves a change in or elimination of the waiver.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$117	$429

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.

Principal Investment Strategies. The Fund seeks to achieve its investment objective primarily through investing in a diversified group of underlying exchange-traded funds.  An ETF is an investment fund that is traded on a stock exchange and holds an underlying basket of securities generally designed to track an index.  ETFs can be bought and sold through the trading day in the secondary market or at net asset value directly with an authorized participant.  The Fund will only invest in ETFs that have received an order for exemptive relief from the limits set forth in Section 12 of the Investment Company Act of 1940, as amended (the “1940 Act”).  Such list of ETFs will be provided by the Fund’s investment adviser (the “Adviser”).

The asset allocation of the Fund is determined through the use of a proprietary asset allocation model developed and managed by the Adviser in conjunction with third-party service providers.  The asset allocation models provide initial guidance to specific asset allocations among various asset classes and sub-asset classes.  Final allocations are determined by the Adviser through the use of both internal and external resources.  The Fund’s sub-adviser (the “Sub-Adviser”) is responsible for managing the investment of portfolio assets solely according to the instructions (including the specific Underlying ETFs and the corresponding weights of such Underlying ETFs) provided by the Adviser.  The Sub-Adviser executes transactions in the Underlying ETFs, as required, to closely replicate the allocation instructions received from the Adviser.  The Fund’s allocations are rebalanced periodically based on the allocation instructions provided by the Adviser.

During the month, when cash inflows and outflows occur, the Sub-Adviser makes new purchases and sales based on the Fund’s current existing market weights.

Under normal market conditions, the Adviser allocates approximately 20% to 50% (with a neutral target allocation of 35%) of the Fund’s assets to Underlying ETFs that invest primarily in equity securities and 50% to 80% (with a neutral target allocation of 65%) of the Fund’s assets to Underlying ETFs that invest primarily in fixed-income securities and/or cash alternatives.  The Adviser may also allocate the Fund’s assets to securities and derivative contracts to meet the Fund’s allocation targets.

The Fund may also invest in a range of securities and derivative contracts, including indexes, swap agreements, futures, currency forwards, and U.S. Treasury securities, and cash equivalents including, without limitation, commercial paper, repurchase agreements, and time deposits, as instructed by the Adviser.

The Sub-Adviser may invest in ETFs in excess of the 1940 Act limits on investment in other investment companies as instructed by the Adviser.

The Fund is ‘‘non-diversified’’ under the 1940 Act, and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds

.

Response to SEC Comments 1b, 1c, 1g, 1h

Curian Tactical Advantage 60 Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Curian Tactical Advantage 60 Fund (the “Fund”) is to seek long-term growth of capital through investment in exchange-traded funds (“Underlying ETFs”).

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.75%
Distribution and/or Service (12b-1) Fees	0.25%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	0.25%
Less Waiver/Reimbursement3	( 0.30% )
Total Net Annual Fund Operating Expenses	1.17%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying ETFs, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying ETFs in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying ETFs during the Fund’s initial fiscal year.  The Fund’s investment in Underlying ETFs may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

3 Curian Capital, LLC has entered into a contractual agreement with the Fund under which it will waive 0.30% of its Management Fees.  This fee waiver will continue for at least one year from the date of this Prospectus, unless the Board of Trustees approves a change in or elimination of the waiver.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$119	$435

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.

Principal Investment Strategies. The Fund seeks to achieve its investment objective primarily through investing in a diversified group of underlying exchange-traded funds.  An ETF is an investment fund that is traded on a stock exchange and holds an underlying basket of securities generally designed to track an index.  ETFs can be bought and sold through the trading day in the secondary market or at net asset value directly with an authorized participant.  The Fund will only invest in ETFs that have received an order for exemptive relief from the limits set forth in Section 12 of the Investment Company Act of 1940, as amended (the “1940 Act”).  Such list of ETFs will be provided by the Fund’s investment adviser (the “Adviser”).

The asset allocation of the Fund is determined through the use of a proprietary asset allocation model developed and managed by the Adviser in conjunction with third-party service providers.  The asset allocation models provide initial guidance to specific asset allocations among various asset classes and sub-asset classes.  Final allocations are determined by the Adviser through the use of both internal and external resources.  The Fund’s sub-adviser (the “Sub-Adviser”) is responsible for managing the investment of portfolio assets solely according to the instructions (including the specific Underlying ETFs and the corresponding weights of such Underlying ETFs) provided by the Adviser.  The Sub-Adviser executes transactions in the Underlying ETFs, as required, to closely replicate the allocation instructions received from the Adviser.  The Fund’s allocations are rebalanced periodically based on the allocation instructions provided by the Adviser.

During the month, when cash inflows and outflows occur, the Sub-Adviser makes new purchases and sales based on the Fund’s current existing market weights.

Under normal market conditions, the Adviser allocates approximately 45% to 75% (with a neutral target allocation of 60%) of the Fund’s assets to Underlying ETFs that invest primarily in equity securities and 25% to 55% (with a neutral target allocation of 40%) of the Fund’s assets to Underlying ETFs that invest primarily in fixed-income securities and/or cash alternatives.  The Adviser may also allocate the Fund’s assets to securities and derivative contracts to meet the Fund’s allocation targets.

The Fund may also invest in a range of securities and derivative contracts, including indexes, swap agreements, futures, currency forwards, and U.S. Treasury securities, and cash equivalents including, without limitation, commercial paper, repurchase agreements, and time deposits, as instructed by the Adviser.

The Sub-Adviser may invest in ETFs in excess of the 1940 Act limits on investment in other investment companies as instructed by the Adviser.

The Fund is ‘‘non-diversified’’ under the 1940 Act, and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds

Response to SEC Comments 1b, 1c, 1g, 1h

Curian Tactical Advantage 75 Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Curian Tactical Advantage 75 Fund (the “Fund”) is to seek long-term growth of capital through investment in exchange-traded funds (“Underlying ETFs”).

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.75%
Distribution and/or Service (12b-1) Fees	0.25%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	0.27%
Less Waiver/Reimbursement3	( 0.30% )
Total Net Annual Fund Operating Expenses	1.19%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying ETFs, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying ETFs in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying ETFs during the Fund’s initial fiscal year.  The Fund’s investment in Underlying ETFs may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

3 Curian Capital, LLC has entered into a contractual agreement with the Fund under which it will waive 0.30% of its Management Fees.  This fee waiver will continue for at least one year from the date of this Prospectus, unless the Board of Trustees approves a change in or elimination of the waiver.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$121	$442

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.

Principal Investment Strategies. The Fund seeks to achieve its investment objective primarily through investing in a diversified group of underlying exchange-traded funds .  An ETF is an investment fund that is traded on a stock exchange and holds an underlying basket of securities generally designed to track an index.  ETFs can be bought and sold through the trading day in the secondary market or at net asset value directly with an authorized participant.  The Fund will only invest in ETFs that have received an order for exemptive relief from the limits set forth in Section 12 of the Investment Company Act of 1940, as amended (the “1940 Act”).  Such list of ETFs will be provided by the Fund’s investment adviser (the “Adviser”).

The asset allocation of the Fund is determined through the use of a proprietary asset allocation model developed and managed by the Adviser in conjunction with third-party service providers.  The asset allocation models provide initial guidance to specific asset allocations among various asset classes and sub-asset classes.  Final allocations are determined by the Adviser through the use of both internal and external resources.  The Fund’s sub-adviser (the “Sub-Adviser”) is responsible for managing the investment of portfolio assets solely according to the instructions (including the specific Underlying ETFs and the corresponding weights of such Underlying ETFs) provided by the Adviser.  The Sub-Adviser executes transactions in the Underlying ETFs, as required, to closely replicate the allocation instructions received from the Adviser.  The Fund’s allocations are rebalanced periodically based on the allocation instructions provided by the Adviser.

During the month, when cash inflows and outflows occur, the Sub-Adviser makes new purchases and sales based on the Fund’s current existing market weights.

Under normal market conditions, the Adviser allocates approximately 50% to 100% (with a neutral target allocation of 75%) of the Fund’s assets to Underlying ETFs that invest primarily in equity securities and 0% to 50% (with a neutral target allocation of 25%) of the Fund’s assets to Underlying ETFs that invest primarily in fixed-income securities and/or cash alternatives.  The Adviser may also allocate the Fund’s assets to securities and derivative contracts to meet the Fund’s allocation targets.

The Fund may also invest in a range of securities and derivative contracts, including indexes, swap agreements, futures, currency forwards, and U.S. Treasury securities, and cash equivalents including, without limitation, commercial paper, repurchase agreements, and time deposits, as instructed by the Adviser.

The Sub-Adviser may invest in ETFs in excess of the 1940 Act limits on investment in other investment companies as instructed by the Adviser.

The Fund is ‘‘non-diversified’’ under the 1940 Act, and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds

Response to SEC Comments 1b and 1f

Curian Dynamic Risk Advantage – Diversified Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Curian Dynamic Risk Advantage – Diversified Fund (the “Fund”) is to seek long-term capital appreciation.   The Fund also seeks to control risk through diversification, and systematically increasing allocations to cash equivalents during periods of capital market declines.

Response to SEC Comments 1b and 1f

Curian Dynamic Risk Advantage – Aggressive Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Curian Dynamic Risk Advantage – Aggressive Fund (the “Fund”) is to seek long-term capital appreciation.   The Fund also seeks to control risk through diversification, and systematically increasing allocations to cash equivalents during periods of capital market declines.

•

Response to SEC Comments 1b, 1c and 1f

Curian Dynamic Risk Advantage – Income Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Curian Dynamic Risk Advantage – Income Fund (the “Fund”) is to seek long-term capital appreciation and current income.   The Fund also seeks to control risk through diversification, and systematically increasing allocations to cash equivalents during periods of capital market declines.

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	0.95%
Distribution and/or Service (12b-1) Fees	0.25%
Other Expenses1	0.22%
Acquired Fund Fees and Expenses2	0.35%
Less Waiver/Reimbursement3	( 0.35% )
Total Net Annual Fund Operating Expenses	1.42%

1 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

2 Because the Fund invests in Underlying ETFs, the Fund will indirectly bear its pro rata share of the fees and expenses of the Underlying ETFs in addition to the Fund’s direct fees and expenses.  The “Acquired Fund Fees and Expenses” amount shown in the table is based upon the Fund’s estimated allocations to the Underlying ETFs during the Fund’s initial fiscal year.  The Fund’s investment in Underlying ETFs may change over time, and therefore, actual Acquired Fund Fees and Expenses may be higher or lower than those shown above.

3 Curian Capital, LLC has entered into a contractual agreement with the Fund under which it will waive 0.35% of its Management Fees.  This fee waiver will continue for at least one year from the date of this Prospectus, unless the Board of Trustees approves a change in or elimination of the waiver.

Response to SEC Comments 1b, 1h, 8a and 8b

Curian/American Funds ® Growth Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The Curian/American Funds ® Growth Fund (the “Fund” or “Feeder Fund” ) seeks growth of capital through exclusive investment in Class 1 shares of the American Funds Insurance Series ® - Growth FundSM (the “Master Fund”).

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses1 (Expenses that you pay each year as a percentage of the value of your investment)

Management Fees	1.17%
Distribution and/or Service (12b-1) Fees	0.25%
Other Expenses2	0.24%
Less Waiver/Reimbursement3	( 0.50% )
Total Net Annual Fund Operating Expenses	1.16%

1 The fee table and example reflect the expenses of both the Fund and the Master Fund.

2 “Other Expenses” include an Administrative Fee of 0.20% which is payable to Curian Capital, LLC and are based on estimated amounts for the initial fiscal year.

3 Curian Capital, LLC has entered into a contractual agreement with the Fund under which it will waive a portion (currently 0.50%) of its Management Fees for such time as the Fund is operated as a Feeder Fund, because during that time it will not be providing the portfolio management portion of the advisory and management services.  This fee waiver will continue as long as the Fund is part of a master-feeder structure, but in any event, the waiver will continue for at least one year from the date of this Prospectus, unless the Board of Trustees approves a change in or elimination of the waiver.

Expense Example. (1) This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included.  The table below shows the expenses you would pay on a $10,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 year	3 years
$118	$475

(1) The example reflects the aggregate expenses of both the Fund and the Master Fund.

Portfolio Turnover (% of average value of portfolio).  The Fund, which operates as a “feeder fund,” does not pay transaction costs, such as commissions, when it buys and sells shares of the Master Fund (or “turns over” its portfolio).  The Fund does not have a portfolio turnover rate as of the date of this Prospectus as it has not yet commenced operations.  The Master Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s and Master Fund’s performance.  [To Be Updated by Amendment]

Period	Master Fund
1/1/2011-12/31/2011	[__]%

Principal Investment Strategies. The Fund operates as a “feeder fund” and seeks to achieve its goal by investing all of its assets in Class 1 shares of the Master Fund.

The Master Fund invests primarily in common stocks and seeks to invest in companies that appear to offer superior opportunities for growth of capital.  The Master Fund may invest a portion of its assets in common stocks and other securities of issuers domiciled outside the U.S.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•
Accounting risk – The Master Fund bases investment selections, in part, on information drawn from the financial statements of issuers.  Financial statements may not be accurate and may reflect differing approaches, for example, of auditing and reporting standards, foreign and other jurisdictional requirements and affect the ability to identify appropriate investment opportunities.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments and possible imposition of foreign withholding taxes on income payable on the securities.  In addition, there may be less publicly available information and more volatile or less liquid markets and foreign issuers may not be subject to the same accounting, auditing and financial recordkeeping standards and requirements as domestic issuers.

•	Growth investing risk – Growth stocks are generally priced based on future or anticipated earnings and can perform differently from the market as a whole or other types of stocks.
•
Managed portfolio risk – As an actively managed portfolio, the value of the Master Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Master Fund’s investment objective or negatively affect the Master Fund’s investment performance.

•
Market risk – All forms of securities may decline in value due to factors affecting securities markets generally, such as real or perceived adverse economic, political, or regulatory conditions, inflation, changes in interest or currency rates or adverse investor sentiment.  Adverse market conditions may be prolonged and may not have the same impact on all types of securities.  The values of securities may fall due to factors affecting a particular issuer, industry or the securities market as a whole.

Performance.  [To Be Updated by Amendment]  The Feeder Fund has not yet commenced investment operations as of the date of this Prospectus.  Therefore, performance information has not been presented for the Feeder Fund.

The information provides some indication of the risks of investing in the Master Fund by showing changes in the Master Fund’s performance from year to year and by showing how the Master Fund’s average annual returns for 1, 5, and 10 years compare with those of a broad measure of market performance.  The Master Fund’s past performance is not necessarily an indication of how the Master Fund will perform in the future.

The returns shown in the bar chart and table do not include charges that will be imposed by the Feeder Fund or variable insurance products.  If these amounts were reflected, returns would be less than those shown.

Response to SEC Comments 1b and 1l

Curian/AQR Risk Parity Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Curian/AQR Risk Parity Fund (the “Fund”) is to seek total return (consisting of capital appreciation and income) .

Response to SEC Comment 1b

Curian/Epoch Global Shareholder Yield Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Response to SEC Comment 1b

Curian/FAMCO Flex Core Covered Call Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Response to SEC Comment 1b and 1l

Curian/Franklin Templeton Natural Resources Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Curian/Franklin Templeton Natural Resources Fund (the “Fund”) is to seek high total return (consisting of capital appreciation and income) .

Response to SEC Comment 1b

Curian/Invesco Balanced-Risk Commodities Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Response to SEC Comment 1b

Curian/Nicholas Convertible Arbitrage Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Response to SEC Comment 1b

Curian/PIMCO Income Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Response to SEC Comment 1b

Curian/PineBridge Merger Arbitrage Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Response to SEC Comment 1b

Curian/The Boston Company Equity Income Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Response to SEC Comments 1b and 11

Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at ______________. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com .  The current Prospectus and SAI, both dated _______, 2012, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Investment Strategies. The Fund utilizes a market neutral style seeking to provide attractive performance in both up and down markets.  The Fund will invest at least 80% of its assets (net assets plus the amount of any borrowings for investment purposes) in what the Fund’s sub-adviser (the “Sub-Adviser”) believes to be undervalued companies with strong and improving business prospects while shorting companies the Sub-Adviser believes to have deteriorating business momentum and excessive valuations.  The use of uncorrelated equity strategies across investing styles, market caps, and industries may provide investors with more attractive risk adjusted returns, as compared with traditional equity investing.

The Fund attempts to maintain minimal exposure to general market risk by always having both long and short positions in stocks.  The Fund uses a blended strategy, investing in both growth and value stocks of U.S. and foreign issuers of any capitalization, including those in emerging markets.  In addition to purchasing or selling short individual securities, the Fund may purchase or sell short any type of future or option related to such securities.  The Fund may also invest in exchange-traded funds (“ETFs”).

Response to SEC Comments 1f, 1m and 12

Curian Guidance – Maximize Income Fund

Investment Objectives.  The investment objective of the Curian Guidance – Maximize Income Fund (the “Fund”) is to seek the generation of income through investment in other funds (the “Underlying Funds”).

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective.  A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Commodity risk
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Equities securities risk
•	Foreign securities risk
•	Interest rate risk
•	Liquidity risk
•	Managed portfolio risk
•	Market risk
•	Non-diversification risk
•	Underlying Funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the Statement of Additional Information (“SAI”).

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	High-yield bonds, lower-rated bonds, and unrated securities risk
•	Industry concentration risk
•	Leveraging risk
•	Prepayment risk
•	Real estate investment risk
•	Sector risk
•	Temporary defensive positions and large cash positions

Response to SEC Comments 1f, 1m and 13

Curian Guidance – Balanced Income Fund

Investment Objectives.  The investment objective of the Curian Guidance – Balanced Income Fund (the “Fund”) is to seek a balance between the generation of income and long-term growth of capital through investment in other funds (the “Underlying Funds”).

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective.  A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Commodity risk
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Equity securities risk
•	Fixed income risk
•	Foreign securities risk
•	Interest rate risk
•	Liquidity risk
•	Managed portfolio risk
•	Market risk
•	Non-diversification risk
•	Underlying Funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	High-yield bonds, lower-rated bonds, and unrated securities risk
•	Industry concentration risk
•	Large-capitalization investing risk
•	Leveraging risk
•	Mid-capitalization investing risk
•	Portfolio turnover
•	Prepayment risk
•	Real estate investment risk
•	Sector risk
•	Temporary defensive positions and large cash positions

Response to SEC Comments 1f, 1m and 14

Curian Guidance – Rising Income Fund

Investment Objective.  The investment objective of the Curian Guidance – Rising Income Fund (the “Fund”) is to seek a potentially rising stream of income by investing in a selection of companies with a multiple-year history of increasing their dividend payouts over the long-term with some risk control through investment in other funds (the “Underlying Funds”).

Principal Investment Strategies.  The Fund seeks to achieve its objective by investing in a diversified group of Underlying Funds.  The Fund allocates its assets to Underlying Funds that invest in primarily in equity-oriented securities that pay a dividend.  In determining allocations to any particular Underlying Fund, the Fund’s investment adviser (the “Adviser”) considers, among other things, long-term market and economic conditions, historical performance of each Underlying Fund and its related asset class, and expected long-term performance of each Underlying Fund and its related asset class, as well as diversification to control overall portfolio risk exposure.  Allocations among the Underlying Funds are periodically reviewed and may be modestly revised, based on changing market and economic conditions that may affect specific Underlying Funds or asset classes.

Generally, any changes among asset classes will be strategic in nature within a modest range around the target allocation set for each Underlying Fund; however, the Adviser may at times make larger allocation changes if it believes market conditions warrant a larger change.  Allocations are based not only on past asset class performance but on future risk/return expectations.  The Adviser reserves the right to replace Underlying Funds or other securities in its asset allocation model at any time.

The following charts list the Underlying Funds available in each of the asset classes:

Underlying Funds and Asset Classes

Curian Variable Series Trust
Underlying Fund	Asset Class
Curian Dynamic Risk Advantage – Diversified Fund	Risk Control Asset Allocation
Curian Dynamic Risk Advantage – Aggressive Fund	Risk Control Asset Allocation
Curian/AQR Risk Parity Fund	Risk Parity
Curian/Epoch Global Shareholder Yield Fund	International Equity Income
Curian/FAMCO Flex Core Covered Call Fund	Covered Call Writing
Curian/Franklin Templeton Natural Resources Fund	Natural Resources
Curian/Invesco Balanced-Risk Commodities Fund	Commodities
Curian/Nicholas Convertible Arbitrage Fund	Convertible Arbitrage
Curian/PIMCO Income Fund	Corporate Bond
Curian/PineBridge Merger Arbitrage Fund	Merger Arbitrage
Curian/The Boston Company Equity Income Fund	Equity Income
Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund	Market Neutral

JNL Series Trust
Underlying Fund	Asset Class
JNL/AQR Managed Futures Strategy Fund	Managed Futures
JNL/BlackRock Global Allocation Fund	Asset Allocation
JNL/Brookfield Global Infrastructure Fund	Global Infrastructure
JNL/Franklin Templeton Global Multisector Bond Fund	Global Bond
JNL/Franklin Templeton International Small Cap Growth Fund	International Small Cap
JNL/Franklin Templeton Small Cap Value Fund	Small Cap Value
JNL/Goldman Sachs Emerging Markets Debt Fund	Emerging Markets Debt
JNL/Invesco Global Real Estate Fund	Specialty – Real Estate
JNL/Invesco International Growth Fund	International Equity
JNL/Invesco Small Cap Growth Fund	Small Cap Growth
JNL/Ivy Asset Strategy Fund	Asset Allocation
JNL/JPMorgan MidCap Growth Fund	Mid Cap Growth
JNL/Lazard Emerging Markets Fund	Emerging Markets Equity
JNL/Mellon Capital Management Global Alpha Fund	Absolute Return
JNL/PIMCO Real Return Fund	Treasury Inflation Protected (TIPs)
JNL/PPM America Floating Rate Income Fund	Floating Rate Bond
JNL/PPM America High Yield Bond Fund	High Yield
JNL/PPM America Mid Cap Value Fund	Mid Cap Value
JNL/Red Rocks Listed Private Equity Fund	Growth and Income
JNL/T. Rowe Price Established Growth Fund	Large Cap Growth
JNL/T. Rowe Price Value Fund	Large Cap Value
JNL/WMC Money Market Fund	Money Market

The Fund seeks to achieve the potential for a rising stream of income through the selection of companies with a multiple-year history of increasing their dividend payouts through its investment in Underlying Funds that invest primarily in equity-oriented securities that pay a dividend.  Investments may include Underlying Funds that invest both in domestic and international stocks of large established companies with a track record of increasing dividend payments as well as stocks of smaller companies with above-average growth potential.

The Fund is ‘‘non-diversified’’ under the 1940 Act and may invest more of its assets in fewer issuers than ‘‘diversified’’ mutual funds.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective.  A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Commodity risk
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Equity securities risk
•	Fixed income risk
•	Foreign securities risk
•	Liquidity risk
•	Managed portfolio risk
•	Market risk
•	Non-diversification risk
•	Underlying Funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	Investment strategy risk
•	Large-capitalization investing risk
•	Leveraging risk
•	Mid-capitalization investing risk
•	Portfolio turnover
•	Prepayment risk
•	Real estate investment risk
•	Sector risk
•	Small-capitalization investing risk
•	Temporary defensive positions and large cash positions

Response to SEC Comments 1f, 1m and 5

Curian Guidance – Moderate Growth Fund

Investment Objective.  The investment objective of the Curian Guidance – Moderate Growth Fund (the “Fund”) is to seek long-term growth of capital by investing in other funds (the “Underlying Funds”) that offer a board array of stock, bond, and other asset classes and strategies .

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective.  A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Commodity risk
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Equity securities risk
•	Fixed income risk
•	Foreign securities risk
•	Liquidity risk
•	Managed portfolio risk
•	Market risk
•	Non-diversification risk
•	Underlying Funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	High-yield bonds, lower-rated bonds, and unrated securities risk
•	Industry concentration risk
•	Interest rate risk
•	Investment strategy risk
•	Large-capitalization investing risk
•	Mid-capitalization investing risk
•	Leveraging risk
•	Portfolio turnover
•	Prepayment risk
•	Real estate investment risk
•	Sector risk
•	Small-capitalization investing risk
•	Temporary defensive positions and large cash positions

Response to SEC Comments 1f, 1m and 5

Curian Guidance – Maximum Growth Fund

Investment Objective.  The investment objective of the Curian Guidance – Maximum Growth Fund (the “Fund”) is to seek long-term growth of capital through an allocation in stocks and other asset classes and strategies through investment in other funds (the “Underlying Funds”).

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective.  A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Commodity risk
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Equity securities risk
•	Fixed income risk
•	Foreign securities risk
•	Liquidity risk
•	Managed portfolio risk
•	Market risk
•	Non-diversification risk
•	Underlying Funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	Industry concentration risk
•	Investment strategy risk
•	Large-capitalization investing risk
•	Leveraging risk
•	Mid-capitalization investing risk
•	Prepayment risk
•	Real estate investment risk
•	Sector risk
•	Small-capitalization investing risk
•	Temporary defensive positions and large cash positions

Response to SEC Comments 1f, 1m and 6

Curian Guidance – Tactical Moderate Growth Fund

Investment Objective.  The investment objective of the Curian Guidance – Tactical Moderate Growth Fund (the “Fund”) is to seek long-term growth of capital through a broad and flexible allocation in stocks, bonds and other asset classes and strategies through investment in other funds (the “Underlying Funds”).

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective.  A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Commodity risk
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Equity securities risk
•	Fixed income risk
•	Foreign securities risk
•	Index investing risk
•	License termination risk
•	Liquidity risk
•	Managed portfolio risk
•	Market risk
•	Non-diversification risk
•	Underlying Funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	High-yield bonds, lower-rated bonds, and unrated securities risk
•	Industry concentration risk
•	Interest rate risk
•	Investment strategy risk
•	Large-capitalization investing risk
•	Leveraging risk
•	Mid-capitalization investing risk
•	Portfolio turnover
•	Prepayment risk
•	Real estate investment risk
•	Sector risk
•	Short sales risk
•	Temporary defensive positions and large cash positions

Response to SEC Comments 1f, 1m and 6

Curian Guidance – Tactical Maximum Growth Fund

Investment Objectives.  The investment objective of the Curian Guidance – Tactical Maximum Growth Fund (the “Fund”) is to seek long-term growth of capital through a flexible, and potentially concentrated, allocation in stocks, bonds, and other asset classes and strategies through investment in other funds (the “Underlying Funds”).

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective.  A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Commodity risk
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Equity securities risk
•	Fixed income risk
•	Foreign securities risk
•	Liquidity risk
•	Managed portfolio risk
•	Market risk
•	Non-diversification risk
•	Swaps
•	Small-capitalization investing risk
•	Underlying Funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	High-yield bonds, lower-rated bonds, and unrated securities risk
•	Industry concentration risk
•	Interest rate risk
•	Investment strategy risk
•	Large-capitalization investing risk
•	Leveraging risk
•	Mid-capitalization investing risk
•	Portfolio turnover risk
•	Prepayment risk
•	Real estate investment risk
•	Sector risk
•	Short sales risk
•	Temporary defensive positions and large cash positions

Response to SEC Comments 1m and 15

Curian Guidance – Institutional Alt 65 Fund

Principal Investment Strategies.  The Fund seeks to achieve its objective by investing in shares of a diversified group of Underlying Funds.  Under normal market conditions, the Fund allocates approximately 35% of its assets to Underlying Funds that invest primarily in “traditional asset classes, allocating approximately 0% to 10% in fixed-income securities, 15% to 25% in U.S. equity securities, and 0% to 10% in international securities.  Under normal marke t conditions, the Fund allocates approximately 65% of its assets to the Underlying Funds that invest in non-traditional asset classes.

In determining allocations to any particular Underlying Fund, the Fund’s investment adviser (the “Adviser”) considers, among other things, long-term market and economic conditions, historical performance of each Underlying Fund and its related asset class, and expected long-term performance of each Underlying Fund and its related asset class, as well as diversification to control overall portfolio risk exposure.  Allocations are periodically reviewed and may be revised generally by a few percentage points, based on changing market and economic conditions that may affect specific Underlying Funds or asset classes.

Generally, any changes among asset classes will be within a range of plus or minus 10 percentage points per asset class per quarter; however, the Adviser may at times make larger allocation changes if it believes market conditions warrant a larger change.  Allocations are based not only on past asset class performance but on future risk/return expectations.  The Adviser reserves the right to replace Underlying Funds or other securities in its asset allocation model at any time.

The following charts list the Underlying Funds available in each of the asset classes:

Underlying Funds and Asset Classes

Curian Variable Series Trust
Underlying Fund	Asset Class
Curian Dynamic Risk Advantage – Diversified Fund	Risk Control Asset Allocation
Curian Dynamic Risk Advantage – Aggressive Fund	Risk Control Asset Allocation
Curian/AQR Risk Parity Fund	Risk Parity
Curian/Epoch Global Shareholder Yield Fund	International Equity Income
Curian/FAMCO Flex Core Covered Call Fund	Covered Call Writing
Curian/Franklin Templeton Natural Resources Fund	Natural Resources
Curian/Invesco Balanced-Risk Commodities Fund	Commodities
Curian/Nicholas Convertible Arbitrage Fund	Convertible Arbitrage
Curian/PIMCO Income Fund	Corporate Bond
Curian/PineBridge Merger Arbitrage Fund	Merger Arbitrage
Curian/The Boston Company Equity Income Fund	Equity Income
Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund	Market Neutral

JNL Series Trust
Underlying Fund	Asset Class
JNL/AQR Managed Futures Strategy Fund	Managed Futures
JNL/BlackRock Global Allocation Fund	Asset Allocation
JNL/Brookfield Global Infrastructure Fund	Global Infrastructure
JNL/Franklin Templeton Global Multisector Bond Fund	Global Bond
JNL/Franklin Templeton International Small Cap Growth Fund	International Small Cap
JNL/Franklin Templeton Small Cap Value Fund	Small Cap Value
JNL/Goldman Sachs Emerging Markets Debt Fund	Emerging Markets Debt
JNL/Invesco Global Real Estate Fund	Specialty – Real Estate
JNL/Invesco International Growth Fund	International Equity
JNL/Invesco Small Cap Growth Fund	Small Cap Growth
JNL/Ivy Asset Strategy Fund	Asset Allocation
JNL/JPMorgan MidCap Growth Fund	Mid Cap Growth
JNL/Lazard Emerging Markets Fund	Emerging Markets Equity
JNL/Mellon Capital Management Global Alpha Fund	Absolute Return
JNL/PIMCO Real Return Fund	Treasury Inflation Protected (TIPs)
JNL/PPM America Floating Rate Income Fund	Floating Rate Bond
JNL/PPM America High Yield Bond Fund	High Yield
JNL/PPM America Mid Cap Value Fund	Mid Cap Value
JNL/Red Rocks Listed Private Equity Fund	Growth and Income
JNL/T. Rowe Price Established Growth Fund	Large Cap Growth
JNL/T. Rowe Price Value Fund	Large Cap Value
JNL/WMC Money Market Fund	Money Market

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective.  A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Commodity risk
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Equities securities risk
•	Fixed income risk
•	Foreign securities risk
•	Liquidity risk
•	Managed portfolio risk
•	Market risk
•	Non-diversification risk
•	Underlying Funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	High-yield bonds, lower-rated bonds, and unrated securities risk
•	Index investing risk
•	Industry concentration risk
•	Leveraging risk
•	Prepayment risk
•	Real estate investment risk
•	Sector risk
•	Short sales risk
•	Temporary defensive positions and large cash positions

Response to SEC Comments 1m

Curian Guidance – Institutional Alt 100 Fund

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective.  A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Commodity risk
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Equities securities risk
•	Fixed income risk
•	Foreign securities risk
•	Liquidity risk
•	Managed portfolio risk
•	Market risk
•	Non-diversification risk
•	Swaps
•	Underlying Funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	High-yield bonds, lower-rated bonds, and unrated securities risk
•	Industry concentration risk
•	Leveraging risk
•	Prepayment risk
•	Sector risk
•	Short sales risk
•	Temporary defensive positions and large cash positions

Response to SEC Comment 1f

Curian Dynamic Risk Advantage – Diversified Fund

Investment Objective.  The investment objective of the Curian Dynamic Risk Advantage – Diversified Fund (the “Fund”) is to seek long-term capital appreciation.   The Fund also seeks to control risk through diversification, and systematically increasing allocations to cash equivalents during periods of capital market declines.

Response to SEC Comment 1f

Curian Dynamic Risk Advantage – Aggressive Fund

Investment Objective.  The investment objective of the Curian Dynamic Risk Advantage – Aggressive Fund (the “Fund”) is to seek long-term capital appreciation.   The Fund also seeks to control risk through diversification, and systematically increasing allocations to cash equivalents during periods of capital market declines.

Response to SEC Comment 1f

Curian Dynamic Risk Advantage – Income Fund

Investment Objective.  The investment objective of the Curian Dynamic Risk Advantage – Income Fund (the “Fund”) is to seek long-term capital appreciation and current income.   The Fund also seeks to control risk through diversification, and systematically increasing allocations to cash equivalents during periods of capital market declines.

Response to SEC Comments 8a, 16a and 16b

Curian/American Funds Growth Fund

Investment Objective.  The Curian/American Funds Growth Fund (the “Fund” or “Feeder Fund” ) seeks growth of capital through exclusive investment in Class 1 shares of the American Funds Insurance Series ® - Growth Fund (“Master Fund”).

Principal Investment Strategies.  The Fund invests primarily in the shares of the Master Fund.  The Master Fund invests primarily in common stocks and looks to invest in companies that appear to the Master Fund’s investment adviser to offer superior opportunities for growth of capital.

The prices of, and income generated by, the common stocks and other securities held by the Master Fund may decline in response to certain events taking place around the world, including those directly involving issuers whose securities are owned by the Master Fund; conditions affecting the general economy; overall market changes; local, regional or global political, social or economic instability; governmental or governmental agency responses to economic conditions; and currency, interest rate and commodity price fluctuations.

The growth-oriented common stocks and other equity-type securities (such as preferred stocks, convertible preferred stocks and convertible bonds) generally purchased by the Master Fund may involve large price swings and greater potential for loss than other types of investments.  These risks may be heightened in the case of small capitalization stocks.

The Master Fund may invest a portion of its assets in securities of issuers domiciled outside the United States.  The prices of securities of issuers domiciled outside the United States, or with significant operations outside the United States, may decline due to conditions specific to the country or region in which the issuer is domiciled or operates, including political, economic, or market changes or instability in such country or region.  The securities of issuers domiciled in certain countries outside the United States may be more volatile, less liquid, and/or more difficult to value than those of U.S. issuers.  Issuers in countries outside the United States may also be subject to different tax and accounting policies and different auditing and regulatory standards.  In addition the value of investments outside the United Stated may be reduced by foreign taxes, including foreign withholding taxes on interest and dividends.  These issuers may also be subject to different government and legal systems that make it difficult for the Master Fund to exercise its rights as a shareholder of the company.  Further, there may be increased risks of delayed settlement of securities purchased or sold by the Master Fund.  These investments may also be affected by changes in the exchange rate of that country’s currency against the U.S. dollar and/or currencies of other countries.

Response to SEC Comments 1l

Curian/AQR Risk Parity Fund

Investment Objective.  The investment objective of the Curian/AQR Risk Parity Fund (the “Fund”) is to seek total return (consisting of capital appreciation and income) .

Response to SEC Comments 1l

Curian/Franklin Templeton Natural Resources Fund

Investment Objective.  The investment objective of the Curian/Franklin Templeton Natural Resources Fund (the “Fund”) is to seek high total return (consisting of capital appreciation and income) .

Response to SEC Comments 11

Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund

Principal Investment Strategies.  The goal of market neutral investing strategy is to generate returns that are independent of the direction of the stock market.   The Fund will invest at least 80% of its assets (net assets plus the amount of any borrowings for investment purposes)   in what the Fund’s sub-adviser (the “Sub-Adviser”) believes to be undervalued companies with strong and improving business prospects while shorting companies the Sub-Adviser believes to have deteriorating business momentum and excessive valuations.   The Fund’s sub-adviser (the “Sub-Adviser”) attempts to maintain minimal exposure to general market risk by always having both long and short positions in stocks.  The Fund has a long position when it owns the security and has “sold short” a position when it sells a security it does not own.  When the Fund has “sold short,” it must borrow the security in order to settle the sale and buy the security at a later date to pay back the lender.  The Fund must maintain market collateral at least equal to the current market value of the security sold short.  The Fund will not make a short sale if the market value of all short positions would exceed 100% of the value of the Fund’s net assets giving effect to such sale.

The Fund strives to have long positions in stocks that the Sub-Adviser believes will outperform the market and short positions in stocks that the Sub-Adviser will underperform the market.  Under normal circumstances, the Sub-Adviser seeks to maintain a balance between investments that are expected to benefit from a general rise in stock prices and investments that are expected to benefit from a general stock market decline.

The Sub-Adviser utilizes proprietary stock selection models that are designed to predict relative attractiveness of stocks.  The models collect fundamental data such as earnings, dividends, cash flow, revenues, and book value.  The fundamental data is then used to analyze characteristics such as growth prospects, valuation, and momentum.  Each stock is then given a score.  The Fund strives to profit by purchasing stocks that have relatively high scores and selling short stocks that have relatively low scores.  The Sub-Adviser exploits the benefits of quantitative analysis, but also employs a fundamental process in its stock selection process.

In selecting stocks of any capitalization for investment, the Fund uses a blended strategy, investing in both growth and value stocks of both U.S. and foreign issuers, including those in emerging markets countries.  In addition to purchasing or selling short individual securities, the Fund may purchase or sell short any type of future or option related to such securities.  The Fund may also invest in exchange-traded funds.  The Fund’s portfolio turnover is expected to be higher than 100%.

The Fund seeks a total return greater than the return on three-month U.S. Treasury Bills.

Response to SEC Comment 17

Master-Feeder Structure

The Curian/American Funds Growth Fund operates as a “feeder fund” (the “Feeder Fund”).  A “feeder fund” is a fund that does not buy investment securities directly; instead, each feeder fund invests in a single registered investment company referred to as a “master fund.”  The master fund purchases and manages a pool of investment securities.  The Feeder Fund’s investment objective and restrictions are the same as its corresponding master fund.  The Growth FundSM, the Feeder Fund’s master fund (the “Master Fund”), is a series of American Funds Insurance Series® (“AFIS”).  This structure differs from the other Funds of the Trust, and other investment companies that invest directly in securities and are actively managed.

The Board considered that the Feeder Fund will bear its own operating expenses as well as its pro rata share of the Master Fund’s fees and expenses.  Because the Feeder Fund invests all or substantially all of its assets in the Master Fund, its shareholders will bear the fees and expenses of both the Feeder Fund and the Master Fund.  Thus, the Feeder Fund’s expenses could be higher than those of other mutual funds which invest directly in securities.  The Master Fund may have other shareholders, each of whom, like the Feeder Fund, will pay their proportionate share of the Master Fund’s expenses.  The Master Fund may also have shareholders that are not the Feeder Fund, but are separate accounts of insurance companies or qualified retirement plans.  The expenses and, correspondingly, the returns of the other shareholders of the Master Fund may differ from those of the Feeder Fund.  The Master Fund pays distributions to each Master Fund shareholder, including the Feeder Fund.  Also, a large-scale redemption by another feeder fund or any other large investor may increase the proportionate share of the costs of the Master Fund borne by the remaining feeder funds and other shareholders, including the Feeder Fund.

Under the master/feeder structure, the Feeder Fund may withdraw its investment in the Master Fund if the Board determines that it is in the best interest of the Feeder Fund and its shareholders to do so.  The Master Fund may fulfill a large withdrawal by a distribution in-kind of portfolio securities, as opposed to a cash distribution.  The Feeder Fund could incur brokerage fees or other transaction costs in converting such securities to cash.  The Board would consider when authorizing the withdrawal what action might be taken, including the investment of all of the assets of the Feeder Fund in another pooled investment entity, having Curian Capital manage the Feeder Fund’s assets either directly or with a sub-adviser, or taking other appropriate action.

Investment of the Feeder Fund’s assets in the Master Fund is not a fundamental investment policy of the Feeder Fund and a shareholder vote is not required for the Feeder Fund to withdraw its investment from the Master Fund.

Capital Research and Management CompanySM (“CRMC”) serves as investment adviser to the Master Fund.  CRMC is a wholly owned subsidiary of The Capital Group Companies, Inc.  Information about the American Funds and CRMC is provided with their permission and based on information provided by CRMC or derived from the Master Fund’s prospectus.  The summary prospectus for the Master Fund is delivered together with this Prospectus.  To obtain a copy of the statutory prospectus for the Master Fund, you may go to www.americanfunds.com/afis, call 1-800-421-9900 ext. 65413, or e-mail us at afisclass1@americanfunds.com.

Response to SEC Comment 17

More About The Funds

The investment objectives of the Funds are not fundamental and may be changed by the Board of Trustees without shareholder approval.

Certain of the Funds have adopted non-fundamental operating policies that require at least 80% of the Fund’s assets (net assets plus the amount of any borrowings for investment purposes) be invested, under normal market conditions, in securities of the type connoted by the name of the Fund.

Although these 80% requirements are non-fundamental operating policies that may be changed by the Board of Trustees without shareholder approval, the Board of Trustees has adopted a policy requiring not less than 60 days’ written notice be provided to shareholders, in the manner required by Rule 35d-1 under the 1940 Act, before the effective date of any change in such a policy by a Fund which is subject to that Rule.

Certain Funds state in the description of their investment strategies that they may invest in futures contracts in certain circumstances.   A Fund’s use of commodity futures and commodity options trading should not be viewed as providing a vehicle for shareholder participation in a commodity pool.  The Trust, on behalf of each Fund, has claimed an exclusion from the definition of the term “commodity pool operator” under the Commodity Exchange Act and, therefore, the Funds are not subject to registration or regulation as pool operators under that Act.  It should be noted that the Commodities Futures Trading Commission (“CFTC”) is reviewing its rules related to commodity pool operators, and the Funds could be determined to be commodity pools.  This determination could affect the management of the Funds and their performance.

Certain investment restrictions, such as a required minimum or maximum investment in a particular type of security, are measured at the time the Fund purchases a security.  The status, market value, maturity, credit quality, or other characteristics of the Fund’s securities may change after they are purchased, and this may cause the amount of the Fund’s assets invested in such securities to fall outside the parameters described in the first paragraph above.  If any of these changes occur, it would not be considered a violation of the investment restriction.  However, purchases by the Fund during the time it is above or below the stated percentage restriction would be made in compliance with applicable restrictions.

Regulatory Inquiries and Pending Litigation

Curian/FAMCO Flex Core Covered Call Fund

In 2009, the SEC conducted an examination of FAMCO and in 2010 reported to FAMCO that the SEC that certain deficiencies existed in procedures and disclosure relating to the management of a liquidated closed-end fund sub-advised by FAMCO.  In April 2010, the SEC initiated in investigation of this liquidated closed-end fund and issued a subpoena to FAMCO, who has responded to these requests for information and continues to cooperate with this investigation.  Based on current knowledge, FAMCO believes that this matter will be resolved without a material adverse effect to its financial status or its capacity to act as sub-adviser to the Curian/FAMCO Flex Core Covered Call Fund, although there can be no assurance that this assessment will reflect the ultimate outcome of the pending matters.